Exhibit 99.3

Consolidated financial statements set forth in this Exhibit 99.3 have been revised from the consolidated financial statements included in Item 8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 to reflect the retroactive application of our adoption of Financial Accounting Standards Board (“FASB”) Staff Position No. APB 14-1 (“FSP APB 14-1”), “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”

ITEM 8.    CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The consolidated financial statements were filed as an appendix to the Annual Report on Form 10-K for the year ended December 31, 2008.

PAR PHARMACEUTICAL COMPANIES, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

FILED WITH THE ANNUAL REPORT OF THE

COMPANY ON FORM 10-K

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

Page

Report of Independent Registered Public Accounting Firm

F-2

Consolidated Balance Sheets as of December 31, 2008 and 2007

F-3

Consolidated Statements of Operations for the years

ended December 31, 2008, 2007 and 2006

F-4

Consolidated Statements of Stockholders’ Equity for the years ended

December 31, 2008, 2007 and 2006

F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2008,

2007 and 2006

F-6

Notes to Consolidated Financial Statements

F-8

_________________________________________________

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Par Pharmaceutical Companies, Inc.

We have audited the accompanying consolidated balance sheets of Par Pharmaceutical Companies, Inc. and subsidiaries (the "Company") as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2008.   We also have audited the Company's internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying management report on internal control over financial reporting.  Our responsibility is to express an opinion on these financial statements and an opinion on the Company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis.  Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Par Pharmaceutical Companies, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for uncertainty in income taxes to adopt the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, effective January 1, 2007.

As discussed in Note 1 to the consolidated financial statements, on January 1, 2009, the Company changed its method of accounting for convertible debt instruments to conform to FASB Staff Position No. APB 14-1 Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) and, retrospectively, adjusted the 2008, 2007 and 2006 financial statements for the change.

/s/ Deloitte & Touche LLP

Parsippany, NJ

March 2, 2009 (June 19, 2009 as to the retrospective application of FSP APB 14-1 as described in Note 1)

PAR PHARMACEUTICAL COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2008 AND 2007

(In Thousands, Except Share Data)

	December 31,	December 31,
	2008	2007
ASSETS	(as adjusted)	(as adjusted)
Current assets:
Cash and cash equivalents	$170,629	$200,132
Available for sale debt and marketable equity securities	93,097	85,375
Accounts receivable, net	83,408	64,182
Inventories	42,504	84,887
Prepaid expenses and other current assets	20,040	14,294
Deferred income tax assets	53,060	54,225
Income taxes receivable	35,397	17,516
Total current assets	498,135	520,611

Property, plant and equipment, at cost less accumulated depreciation and amortization	79,439	82,650
Available for sale debt and marketable equity securities	1,949	6,690
Investment in joint venture	-	6,314
Other investments	-	2,500
Intangible assets, net	35,208	36,059
Goodwill	63,729	63,729
Deferred financing costs and other assets	1,159	2,544
Non-current deferred income tax assets, net	68,618	51,199
Total assets	$748,237	$772,296

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$130,141	$175,718
Accounts payable	22,879	32,200
Payables due to distribution agreement partners	91,451	36,479
Accrued salaries and employee benefits	11,850	16,596
Accrued expenses and other current liabilities	38,352	27,518
Total current liabilities	294,673	288,511

Long-term debt, less current portion	-	-
Other long-term liabilities	41,581	30,975
Commitments and contingencies	-	-

Stockholders' equity
Preferred Stock, par value $0.0001 per share, authorized 6,000,000 shares;
none issued and outstanding	-	-
Common Stock, par value $0.01 per share, authorized 90,000,000 shares;
issued 37,392,469 and 36,460,461 shares	374	364
Additional paid-in capital	319,976	305,572
Retained earnings	159,470	214,641
Accumulated other comprehensive gain (loss)	122	(1,362)
Treasury stock, at cost 2,716,010 and 2,604,977 shares	(67,959)	(66,405)
Total stockholders' equity	411,983	452,810
Total liabilities and stockholders’ equity	$748,237	$772,296

The accompanying notes are an integral part of these consolidated financial statements.

PAR PHARMACEUTICAL COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

(In Thousands, Except Per Share Amounts)

	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
Revenues:
Net product sales	$561,012	$739,020	$705,378
Other product related revenues	17,103	30,646	19,790
Total revenues	578,115	769,666	725,168
Cost of goods sold	401,544	501,147	506,884
Gross margin	176,571	268,519	218,284
Operating expenses:
Research and development	59,656	77,659	61,766
Selling, general and administrative	137,866	138,217	148,217
Intangible assets impairment	-	-	1,100
Settlements and loss contingencies, net	49,837	(945)	1,250
Restructuring costs	15,397	-	1,283
Total operating expenses	262,756	214,931	213,616
Gain on sale of product rights and other	9,625	20,000	3,054
Operating (loss) income	(76,560)	73,588	7,722
Other income (expense), net	-	(56)	126
Gain on extinguishment of senior subordinated convertible notes	3,033	-	-
Equity in loss of joint venture	(330)	(387)	(663)
Loss on marketable securities and other investments, net	(7,796)	(1,583)	(583)
Interest income	9,246	13,673	8,974
Interest expense	(13,355)	(13,781)	(13,265)
(Loss) income from continuing operations before provision for income taxes	(85,762)	71,454	2,311
(Benefit) provision for income taxes	(32,447)	24,670	(410)
(Loss) income from continuing operations	(53,315)	46,784	2,721
Discontinued operations:
Gain from discontinued operations	505	-	-
Provision for income taxes	2,361	1,212	894
Loss from discontinued operations	1,856	1,212	894
Net (loss) income	($55,171)	$45,572	$1,827

Basic (loss) earnings per share of common stock:
(Loss) income from continuing operations	($1.60)	$1.36	$0.08
Loss from discontinued operations	(0.05)	(0.04)	(0.03)
Net (loss) income	($1.65)	$1.32	$0.05

Diluted (loss) earnings per share of common stock:
(Loss) income from continuing operations	($1.60)	$1.35	$0.08
Loss from discontinued operations	(0.05)	(0.04)	(0.03)
Net (loss) income	($1.65)	$1.31	$0.05

Weighted average number of common shares outstanding:
Basic	33,312	34,494	34,422
Diluted	33,312	34,718	34,653

The accompanying notes are an integral part of these consolidated financial statements.

PAR PHARMACEUTICAL COMPANIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

(In Thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Treasury Stock	Total Stockholders’ Equity
	Shares	Amount	(as adjusted)	(as adjusted)			(as adjusted)
Balance, December 31, 2005	35,114	$351	$248,012	$167,242	($1,903)	($32,178)	$381,524
Comprehensive income:
Net income	-	-	-	1,827	-	-	1,827
Defined benefit pension plan, $435 net of tax of $168	-	-	-	-	267	-	267
Unrealized gain on available for sale securities, $1,994 net of tax of $789	-	-	-	-	1,205	-	1,205
Total comprehensive income	-	-	-	-	-	-	3,299
Exercise of stock options	402	4	8,568	-	-	-	8,572
Tax benefit from exercise of stock options	-	-	741	-	-	-	741
Resolution of tax contingencies	-	-	2,495	-	-	-	2,495
Employee stock purchase program	15	-	392	-	-	-	392
Purchase of treasury stock	-	-	-	-	-	(1,010)	(1,010)
Compensatory arrangements	-	-	24,001	-	-	-	24,001
Restricted stock grants	471	4	(4)	-	-	-	-
Forfeiture of restricted stock	(101)	-	-	-	-	-	-
Other	-	-	417	-	-	-	417
Balance, December 31, 2006	35,901	$359	$284,622	$169,069	($431)	($33,188)	$420,431
Comprehensive income:
Net income	-	-	-	45,572	-	-	45,572
Unrealized loss on available for sale securities, $1,500 net of tax of $569	-	-	-	-	(931)	-	(931)
Total comprehensive income	-	-	-	-	-	-	44,641
Exercise of stock options	68	-	379	-	-	-	379
Tax benefit from exercise of stock options	-	-	501	-	-	-	501
Tax deficiency related to the expiration of stock options	-	-	(708)	-	-	-	(708)
Tax deficiency related to the vesting of restricted stock	-	-	(739)	-	-	-	(739)
Purchase of treasury stock	-	-	-	-	-	(33,217)	(33,217)
Compensatory arrangements	-	-	23,503	-	-	-	23,503
Restricted stock grants	605	6	(6)	-	-	-	-
Forfeiture of restricted stock	(132)	(1)	1	-	-	-	-
Cash settlement for certain unvested stock options	-	-	(872)	-	-	-	(872)
Tax effect on cash settlement for certain unvested options	-	-	(1,422)	-	-	-	(1,422)
Other	19	-	313	-	-	-	313
Balance, December 31, 2007	36,461	$364	$305,572	$214,641	($1,362)	($66,405)	$452,810
Comprehensive income (loss):
Net income (loss)	-	-	-	(55,171)	-	-	(55,171)
Unrealized gain on available for sale securities, $2,406 net of tax of $922	-	-	-	-	1,484	-	1,484
Total comprehensive income (loss)	-	-	-	-	-	-	(53,687)
Exercise of stock options	71	-	500	-	-	-	500
Tax benefit from exercise of stock options	-	-	255	-	-	-	255
Tax deficiency related to the expiration of stock options	-	-	(2,269)	-	-	-	(2,269)
Tax deficiency related to the vesting of restricted stock	-	-	(1,523)	-	-	-	(1,523)
Employee stock purchase program	-	-	286	-	-	-	286
Purchase of treasury stock	-	-	-	-	-	(1,554)	(1,554)
Compensatory arrangements	-	-	17,535	-	-	-	17,535
Restricted stock grants	972	11	(11)	-	-	-	-
Forfeiture of restricted stock	(112)	(1)	1	-	-	-	-
Other	-	-	(370)	-	-	-	(370)
Balance, December 31, 2008	37,392	$374	$319,976	$159,470	$122	($67,959)	$411,983

The accompanying notes are an integral part of these consolidated financial statements.

PAR PHARMACEUTICAL COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

(In Thousands)

	2008	2007	2006
Cash flows from operating activities:	(as adjusted)	(as adjusted)	(as adjusted)
Net (loss) income	($55,171)	$45,572	$1,827
Deduct: Loss from discontinued operations, net of tax	(1,856)	(1,212)	(894)
(Loss) income from continuing operations	(53,315)	46,784	2,721
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Deferred income taxes	(20,301)	5,695	(5,902)
Non-cash interest expense	7,096	6,978	6,484
Depreciation and amortization	32,487	25,625	22,583
Loss on marketable securities and other investments, net	7,796	1,583	549
Equity in loss of joint venture	330	387	663
Intangible asset impairments	6,425	-	1,100
Allowances against accounts receivable	(40,892)	(49,042)	(2,133)
Share-based compensation expense	17,535	23,503	24,001
Loss on disposal of fixed assets and asset impairments	4,539	638	-
Gain on extinguishment of senior subordinated convertible notes	(3,033)	-	-
Excess tax benefits on exercise of nonqualified stock options	(255)	(501)	(726)
Other	(72)	313	795
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	21,666	83,903	(34,548)
Decrease (increase) in inventories	42,383	21,435	(9,929)
Decrease in prepaid expenses and other assets	1,210	3,152	4,841
Decrease in accounts payable, accrued expenses and other liabilities	(3,106)	(1,156)	(10,358)
Increase (decrease) in payables due to distribution agreement partners	54,972	(53,106)	42,648
(Increase) decrease in income taxes receivable/payable	(9,863)	(15,408)	17,969
Net cash provided by operating activities	65,602	100,783	60,758
Cash flows from investing activities:
Capital expenditures	(17,454)	(8,585)	(18,856)
Purchases of intangibles	(20,000)	(600)	(26,135)
Purchases of available for sale debt securities	(106,890)	(279,211)	(9,673)
Purchases of available for sale marketable equity securities	-	(3,850)	-
Proceeds from maturity and sale of available for sale debt and marketable equity securities	99,352	299,682	18,395
Proceeds from settlement with liquidated investment fund	1,667	-	-
Purchases of other investments	-	(2,500)	-
Proceeds from sale of other investments	-	16,588	(4,090)
Acquisition of subsidiary, contingent payment	-	(5,000)	(2,500)
Capital contributions to joint venture	(2,182)	(2,051)	(557)
Proceeds from sale of fixed assets	-	1,551	38
Net cash (used in) provided by investing activities	(45,507)	16,024	(43,378)
Net cash provided by investing activities from discontinued operations	505	-	-

Cash flows from financing activities:
Proceeds from issuances of common stock upon exercise of stock options	500	379	8,572
Proceeds from the issuance of common stock under the Employee Stock Purchase Program	286	-	392
Cash settlement of certain unvested stock options	-	(872)	-
Excess tax benefits on exercise of nonqualified stock options	255	501	726
Purchase of treasury stock	(1,554)	(33,217)	(1,010)
Borrowings related to financed insurance premium liabilities	-	-	7,234
Payments of short-term debt related to financed insurance premiums	-	(4,391)	(5,521)
Principal payments under long-term and other borrowings	(49,590)	(66)	(259)
Net cash (used in) provided by financing activities	(50,103)	(37,666)	10,134
Net (decrease) increase in cash and cash equivalents	(29,503)	79,141	27,514
Cash and cash equivalents at beginning of year	200,132	120,991	93,477
Cash and cash equivalents at end of year	170,629	$200,132	$120,991
Supplemental disclosure of cash flow information:
Cash (received) paid during the year for:
Income taxes, net	($2,276)	$36,500	$890
Interest	$5,750	$5,883	$5,862
Non-cash transactions:
Capital expenditures incurred but not yet paid	$1,995	$1,394	$922
Capital contribution to joint venture not yet paid	$ -	$590	$1,244
Nonmonetary exchange of investment in joint venture for a prepaid asset and an intangible asset	$7,576	$ -	$ -

The accompanying notes are an integral part of these consolidated financial statements.

PAR PHARMACEUTICAL COMPANIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

Par Pharmaceutical Companies, Inc. operates primarily through its wholly owned subsidiary, Par Pharmaceutical, Inc. (collectively referred to herein as “Par”), in two business segments, for the development, manufacture and distribution of generic pharmaceuticals and branded pharmaceuticals in the United States.  In 2007, Par began operating the brand pharmaceutical segment under the name Strativa Pharmaceuticals.  Par also wholly owns Kali Laboratories, Inc., a generic pharmaceutical research and development company located in Somerset, New Jersey.  Marketed products are principally in the solid oral dosage form (tablet, caplet and two-piece hard-shell capsule).  Par also distributes several oral suspension products and certain products in the semi-solid form of a cream.

In January 2006, Par announced the divestiture of FineTech Laboratories, Ltd, effective December 31, 2005.  Par transferred FineTech to a former officer and director of Par for no consideration.

Note 1 - Change in Accounting Principle and Related Adjustments to Previously Issued Financial Statements:

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”).  Under the new rules for convertible debt instruments that may be settled entirely or partially in cash upon conversion, an entity should separately account for the liability and equity components of the instrument in a manner that reflects the issuer’s economic interest cost.  Previous guidance provided for accounting of this type of convertible debt instruments entirely as debt. Par’s senior subordinated convertible notes are subject to FSP APB 14-1.  Upon conversion, Par has agreed to satisfy its conversion obligation in cash in an amount equal to the principal amount of the notes converted.  The effect of the new rules for this type of convertible debt instruments is that the equity component is included in the additional paid-in capital section of stockholders’ equity on Par’s consolidated balance sheet and the value of the equity component is treated as original issue discount for purposes of accounting for the debt component of the convertible debt instruments.  FSP APB 14-1 was effective as of January 1, 2009, with retrospective application required.  For instruments subject to the scope of FSP APB 14-1, higher interest expense will result through the accretion of the discounted carrying value of the debt instruments to their face amount over their term.  Prior period interest expense will also be higher than previously reported due to retrospective application.  Par estimated that its original $200 million aggregate principal amount of 2.875% senior subordinated convertible notes due 2010 had an approximate initial measurement of a $169 million liability component and a $31 million equity component.  The liability component was valued using an approximate 7.5% interest rate, which represents Par’s estimated borrowing rate at the date of issuance for a similar debt instrument without the conversion feature.

In October 2008, Par repurchased senior subordinated convertible notes in the aggregate principal amount of $58 million for approximately $50 million, including accrued interest.  This repurchase resulted in the write-off of approximately $500 thousand of deferred financing costs in the fourth quarter of 2008.  Par originally recorded a gain of approximately $8 million in the fourth quarter of 2008 related to this debt extinguishment.  The adoption of FSP APB 14-1 also decreased the gain on extinguishment to approximately $3 million as a result of approximately $5 million of accelerated interest expense, which was recorded against the original gain amount.

The table below sets forth the effect of the adjustments on the applicable line items within Par’s consolidated balance sheet as of December 31, 2008 ($ amounts in thousands):

	As previously reported	Adjustments	As adjusted
Assets:
Current assets:
Deferred income tax assets	$55,230	($2,170)	$53,060
Total current assets	$500,305	($2,170)	$498,135
Non-current deferred income tax assets, net	$70,954	($2,336)	$68,618
Total assets	$752,743	($4,506)	$748,237

Liabilities and stockholders’ equity:
Current liabilities:
Current portion of long-term debt	$142,000	($11,859)	$130,141
Total current liabilities	$306,532	($11,859)	$294,673
Stockholders' equity:
Additional paid-in-capital	$289,666	$30,310	$319,976
Retained earnings	$182,427	($22,957)	$159,470
Total stockholders’ equity	$404,630	$7,353	$411,983
Total liabilities and stockholders' equity	$752,743	($4,506)	$748,237

The table below sets forth the effect of the adjustments on the applicable line items within Par’s consolidated balance sheet as of December 31, 2007 ($ amounts in thousands):

	As previously reported	Adjustments	As adjusted
Assets:
Current assets:
Deferred income tax assets	$56,921	($2,696)	$54,225
Total current assets	$523,307	($2,696)	$520,611
Non-current deferred income tax assets, net	$57,730	($6,531)	$51,199
Total assets	$781,523	($9,227)	$772,296

Liabilities and stockholders’ equity:
Current liabilities:
Current portion of long-term debt	$200,000	($24,282)	$175,718
Total current liabilities	$312,793	($24,282)	$288,511
Stockholders' equity:
Additional paid-in-capital	$274,963	$30,610	$305,572
Retained earnings	$230,195	($15,555)	$214,641
Total stockholders’ equity	$437,755	$15,055	$452,810
Total liabilities and stockholders' equity	$781,523	($9,227)	$772,296

The table below sets forth the effect of the adjustments on the applicable line items within Par’s consolidated statement of operations for the year ending December 31, 2008 ($ amounts in thousands, except per share amounts):

	As previously reported	Adjustments	As adjusted
Gain on extinguishment of senior subordinated convertible notes	$7,877	($4,844)	$3,033
Interest expense	($6,259)	($7,096)	($13,355)
Loss from continuing operations before provision for income taxes	($73,822)	($11,940)	($85,762)
Benefit for income taxes	($27,910)	($4,537)	($32,447)
Loss from continuing operations	($45,912)	($7,403)	($53,315)
Net loss	($47,768)	($7,403)	($55,171)

Basic loss per share of common stock:
Loss from continuing operations	($1.38)	($0.22)	($1.60)
Net loss	($1.43)	($0.22)	($1.65)

Diluted loss per share of common stock:
Loss from continuing operations	($1.38)	($0.22)	($1.60)
Net loss	($1.43)	($0.22)	($1.65)

The table below sets forth the effect of the adjustments on the applicable line items within Par’s consolidated statement of operations for the year ending December 31, 2007 ($ amounts in thousands, except per share amounts):

	As previously reported	Adjustments	As adjusted
Interest expense	($6,803)	($6,978)	($13,781)
Income from continuing operations before provision for income taxes	$78,432	($6,978)	$71,454
Provision for income taxes	$27,322	($2,652)	$24,670
Income from continuing operations	$51,110	($4,326)	$46,784
Net income	$49,898	($4,326)	$45,572

Basic earnings (loss) per share of common stock:
Income (loss) from continuing operations	$1.48	($0.12)	$1.36
Net (loss) income	$1.44	($0.12)	$1.32

Diluted earnings (loss) per share of common stock:
Income (loss) from continuing operations	$1.47	($0.12)	$1.35
Net (loss) income	$1.43	($0.12)	$1.31

The table below sets forth the effect of the adjustments on the applicable line items within Par’s consolidated statement of operations for the year ending December 31, 2006 ($ amounts in thousands, except per share amounts):

	As previously reported	Adjustments	As adjusted
Interest expense	($6,781)	($6,484)	($13,265)
Income from continuing operations before provision for income taxes	$8,795	($6,484)	$2,311
Provision (benefit) for income taxes	$2,054	($2,464)	($410)
Income from continuing operations	$6,741	($4,020)	$2,721
Net income	$5,847	($4,020)	$1,827

Basic earnings (loss) per share of common stock:
Income (loss) from continuing operations	$0.20	($0.12)	$0.08
Net (loss) income	$0.17	($0.12)	$0.05

Diluted earnings (loss) per share of common stock:
Income (loss) from continuing operations	$0.19	($0.11)	$0.08
Net (loss) income	$0.16	($0.11)	$0.05

The table below sets forth the effect of the adjustments on the applicable line items within Par’s consolidated statements of cash flows for the year ending December 31, 2008 ($ amounts in thousands):

	As previously reported	Adjustments	As adjusted
Cash flows from operating activities:
Net loss	($47,768)	($7,403)	($55,171)
Loss from continuing operations	($45,912)	($7,403)	($53,315)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Deferred income taxes	($15,764)	($4,537)	($20,301)
Non-cash interest expense	-	$7,096	$7,096
Gain on extinguishment of senior subordinated convertible notes	($7,877)	$4,844	$(3,033)
Net cash provided by operating activities	$65,602	-	$65,602

The table below sets forth the effect of the adjustments on the applicable line items within Par’s consolidated statements of cash flows for the year ending December 31, 2007 ($ amounts in thousands):

	As previously reported	Adjustments	As adjusted
Cash flows from operating activities:
Net (loss) income	$49,898	($4,326)	$45,572
(Loss) income from continuing operations	$51,110	($4,326)	$46,784
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	$8,347	($2,652)	$5,695
Non-cash interest expense	-	$6,978	$6,978
Net cash provided by operating activities	$100,783	-	$100,783

The table below sets forth the effect of the adjustments on the applicable line items within Par’s consolidated statements of cash flows for the year ending December 31, 2006 ($ amounts in thousands):

	As previously reported	Adjustments	As adjusted
Cash flows from operating activities:
Net (loss) income	$5,847	($4,020)	$1,827
(Loss) income from continuing operations	$6,741	($4,020)	$2,721
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	($3,438)	($2,464)	($5,902)
Non-cash interest expense	-	$6,484	$6,484
Net cash provided by operating activities	$60,758	-	$60,758

Note 2 - Summary of Significant Accounting Policies:

  Principles of Consolidation:

The consolidated financial statements include the accounts of Par Pharmaceutical Companies, Inc. and its wholly owned subsidiaries.  All intercompany transactions are eliminated in consolidation.

The FineTech divestiture is being reported as a discontinued operation in all applicable periods presented (see Note 19 - “Discontinued Operations – Related Party Transaction”).

Basis of Financial Statement Presentation:

The accounting and reporting policies of Par conform to the generally accepted accounting principles in the United States of America (U.S. GAAP).  Certain reclassifications have been made to the 2006 statement of operations to reflect the presentation of the 2006 restructuring costs into a single line item from cost of goods sold ($336 thousand), research and development expense ($676 thousand), and selling, general and administrative expense ($271 thousand) to conform to the 2008 restructuring costs presentation.

Use of Estimates:

The consolidated financial statements include certain amounts that are based on management’s best estimates and judgments.  Estimates are used in determining such items as provisions for sales returns, rebates and incentives, chargebacks, and other sales allowances, depreciable/amortizable lives, asset impairments, excess inventory, and amounts recorded for contingencies and accruals.  Because of the uncertainties inherent in such estimates, actual results may differ from these estimates.  Management periodically evaluates estimates used in the preparation of the consolidated financial statements for continued reasonableness.  Appropriate adjustments, if any, to the estimates used are made prospectively based on such periodic evaluations.

Cash and Cash Equivalents:

Par considers all highly liquid money market instruments with an original maturity of three months or less when purchased to be cash equivalents.  These amounts are stated at cost, which approximates fair value.  At December 31, 2008, cash equivalents were held in a number of money market funds and consisted of immediately available fund balances.  Par maintains its cash deposits and cash equivalents with well-known and stable financial institutions.  At December 31, 2008, virtually all of Par’s cash and cash equivalents were either invested in government securities, or guaranteed under the US Treasury Temporary Guarantee Program for Money Market Funds or by FDIC insurance.  Par has not experienced any losses on its deposits of cash and cash equivalents to date.

Par’s primary source of liquidity is cash received from customers as it monetizes its product portfolio.  In 2008, Par collected $575 million with respect to net product sales as compared to $829 million in 2007 and $708 million in 2006.  Par’s primary use of liquidity includes funding of general operating expenses, business development and product acquisition activities, normal course payables due to distribution agreement partners and capital expenditures.  In addition to these normal course activities, Par’s significant financial obligations include the payment of senior subordinated convertible notes of $142 million (face value) by September 2010 or sooner (see Note 14), and the payment to Pentech as a result of the unfavorable litigation judgment of approximately $70 million (see Note 18).  Other significant cash outflows include potential payments to government agencies including the Office of the Inspector General of Veteran’s Affairs (see Note 18).

The ability to monetize its current product portfolio, its product pipeline, and future product acquisitions and generate sufficient operating cash flows that along with existing cash, cash equivalents and available for sale securities will allow Par to meet its financial obligations over the foreseeable future. The timing of Par’s future financial obligations and the introduction of products in the pipeline as well as future product acquisitions may require additional debt and/or equity financing; there can be no assurances that Par will be able to obtain any such additional financing when needed or on terms acceptable or favorable to it.

Concentration of Credit Risk:

Financial instruments that potentially subject Par to credit risk consist of trade receivables.  Par markets its products primarily to wholesalers, drug store chains, supermarket chains, mass merchandisers, distributors, managed health care organizations, mail order accounts and drug distributors. Par believes the risk associated with this concentration is somewhat limited due to the number of wholesalers, drug store chains, supermarket chains, mass merchandisers, distributors, managed health care organizations, mail order accounts and drug distributors, and their geographic dispersion and Par’s performance of certain credit evaluation procedures (see Note 7 - “Accounts Receivable - Major Customers”).

Investments in Debt and Marketable Equity Securities:

Par determines the appropriate classification of all debt and marketable equity securities as held-to-maturity, available-for-sale or trading at the time of purchase, and re-evaluates such classification as of each balance sheet date in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”).  Investments in equity securities that have readily determinable fair values are classified and accounted for as available for sale.  Par, in accordance with FASB Staff Position Nos. FAS 115-1/ 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, assesses whether temporary or other-than-temporary unrealized losses on its marketable securities have occurred due to increases or declines in fair value or other market conditions based on the extent and duration of the decline, as well as other factors.  Because Par has determined that all of its debt and marketable equity securities are available for sale, unrealized gains and losses are reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity.  Any other-than-temporary unrealized losses would be recorded in the consolidated statement of operations.

 Inventories:

Inventories are stated at the lower of cost (first-in, first-out basis) or market value.  Par establishes reserves for its inventory to reflect situations in which the cost of the inventory is not expected to be recovered.  In evaluating whether inventory is stated at the lower of cost or market, management considers such factors as the amount of inventory on hand, estimated time required to sell such inventory, remaining shelf life and current expected market conditions, including level of competition.  Par records provisions for inventory to cost of goods sold.

Property, Plant and Equipment:

Property, plant and equipment are carried at cost less accumulated depreciation.  The costs of repairs and maintenance are expensed when incurred, while expenditures for refurbishments and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized.

 Depreciation and Amortization:

Property, plant and equipment are depreciated on a straight-line basis over their estimated useful lives. Leasehold improvements are amortized over the shorter of their estimated useful life or the term of the lease.  The following is the estimated useful life for each applicable asset group:

Buildings

                                         30 to 40 years

Machinery and equipment

4 to 10 years

Office equipment, furniture and fixtures

5 to 7 years

Computer software and hardware

             3 to 7 years

Impairment of Long-lived Assets:

Par evaluates long-lived assets, including intangible assets with definite lives, for impairment periodically or whenever events or other changes in circumstances indicate that the carrying value of an asset may no longer be recoverable.  An evaluation of recoverability is performed by comparing the carrying values of the assets to projected future cash flows, in addition to other quantitative and qualitative analyses.  Upon indication that the carrying values of such assets may not be recoverable, Par recognizes an impairment loss as a charge against current operations.  Judgments made by Par related to the expected useful lives of long-lived assets and the ability of Par to realize undiscounted cash flows in excess of the carrying amounts of such assets are affected by factors such as ongoing maintenance and improvements of the assets, changes in economic conditions and changes in operating performance.  In addition, Par regularly evaluates its other assets and may accelerate depreciation over the revised useful life if the asset has limited future value.

Costs of Computer Software:

Par capitalizes certain costs associated with computer software developed or obtained for internal use in accordance with the provisions of Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1), issued by the American Institute of Certified Public Accountants.  Par capitalizes those costs from the acquisition of external materials and services associated with developing or obtaining internal use computer software.  Par capitalizes certain payroll costs for employees that are directly associated with internal use computer software projects once specific criteria of SOP 98-1 are met.  Those costs that are associated with preliminary stage activities, training, maintenance, and all other post-implementation stage activities are expensed as they are incurred.  All costs capitalized in connection with internal use computer software projects are amortized on a straight-line basis over a useful life of three to seven years, beginning when the software is ready for its intended use.

Research and Development Agreements:

Research and development costs are expensed as incurred.  These expenses include the costs of Par’s internal product development efforts, acquired in-process research and development, as well as costs incurred in connection with Par’s third party collaboration efforts.  Pre-approved milestone payments made under contract research and development arrangements or product licensing arrangements prior to regulatory approval are expensed when the milestone is achieved.  Once the product receives regulatory approval Par records any subsequent milestone payments as intangible assets.   Par makes the determination to capitalize or expense amounts related to the development of new products and technologies through agreements with third parties based on its ability to recover its cost in a reasonable period of time from the estimated future cash flows anticipated to be generated pursuant to each agreement.  Market, regulatory and legal factors, among other things, may affect the realizability of the projected cash flows that an agreement was initially expected to generate.  Par regularly monitors these factors and subjects all capitalized costs to periodic impairment testing.

Costs for Patent Litigation and Legal Proceedings:

Costs for patent litigation or other legal proceedings are expensed as incurred and included in selling, general and administrative expenses.

Goodwill and Intangible Assets:

Par determines the estimated fair values of goodwill and certain intangible assets with definitive lives based on valuations performed by Par at time of their acquisition in accordance with SFAS No. 142, Accounting for Goodwill and Other Intangible Assets.  In addition, certain amounts paid to third parties related to the development of new products and technologies, as described above, are capitalized and included in intangible assets on the accompanying consolidated balance sheets.

Par reviews the carrying value of its long-term assets for impairment periodically and whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition.  In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets.

As discussed above with respect to determining an asset’s fair value and useful life, because this process involves management making certain estimates and because these estimates form the basis of the determination of whether or not an impairment charge should be recorded, these estimates are considered to be critical accounting estimates.  Par determined through its evaluation that goodwill and intangible assets were recoverable at December 31, 2008.  Par will continue to assess the carrying value of its goodwill and intangible assets in accordance with applicable accounting guidance.

 Income Taxes:

Par accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred taxes are provided using the asset and liability method, whereby deferred income taxes result from temporary differences between the reported amounts in the financial statements and the tax basis of assets and liabilities, as measured by presently enacted tax rates. Par establishes valuation allowances against deferred tax assets when it is more likely than not that the realization of those deferred tax assets will not occur.

In June 2006, the FASB issued FIN No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, which is effective as of January 1, 2007.  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109 Accounting for Income Taxes.  FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition, measurement and disclosure of tax positions that a company has taken or expects to be taken in a tax return.  Additionally, FIN 48 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods and transition.  Upon adoption on January 1, 2007, Par analyzed filing positions in the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions.  See Note 17, “Income Taxes”.

Pension Benefits:

The determination of Par’s obligations and expenses for pension benefits is dependent on its application of certain assumptions used by actuaries in calculating such amounts.  Those assumptions are described in Note 18 -“Commitments, Contingencies and Other Matters” to the consolidated financial statements and include, among others, the discount rate, expected long-term rate of return on plan assets and rates of increase in compensation.  In accordance with accounting principles generally accepted in the U.S., actual results that differ from Par’s assumptions are accumulated and amortized over future periods and, therefore, generally affect the recognized expense and recorded obligation in future periods.  Par believes that its assumptions are appropriate.  Par, upon the recommendation of the Audit Committee of its Board of Directors, determined that it was in the best interests of Par to terminate the Pension Plan, effective as of December 31, 2005, in accordance with its terms and conditions and with the rules and regulations promulgated by the Pension Benefit Guaranty Corporation and by the Internal Revenue Service.  The termination is further discussed in Note 18 -“Commitments, Contingencies and Other Matters.”

  Revenue Recognition and Accounts Receivable Reserves and Allowances:

Par recognizes revenues for product sales when title and risk of loss transfer to its customers, when reliable estimates of rebates, chargebacks, returns and other adjustments can be made, and collectibility is reasonably assured.  Included in Par’s recognition of revenues are estimated provisions for sales allowances, the most significant of which include rebates, chargebacks, product returns, and other sales allowances, recorded as reductions to gross revenues, with corresponding adjustments to the accounts receivable reserves and allowances (see Note 7 – “Accounts Receivable”).  In addition, Par records estimates for rebates paid under federal and state government Medicaid drug reimbursement programs as reductions to gross revenues, with corresponding adjustments to accrued liabilities.  Par has the experience and access to relevant information that it believes are necessary to reasonably estimate the amounts of such deductions from gross revenues.  Some of the assumptions used by Par for certain of its estimates are based on information received from third parties, such as customers’ inventories at a particular point in time and market data, or other market factors beyond Par’s control.  The estimates that are most critical to Par’s establishment of these reserves, and therefore would have the largest impact if these estimates were not accurate, are its estimates of non-contract sales volumes, average contract pricing, customer inventories, processing time lags, and return volumes.  Par regularly reviews the information related to these estimates and adjusts its reserves accordingly, if and when actual experience differs from previous estimates.

Distribution Costs:

Par records distribution costs related to shipping product to Par’s customers, primarily through the use of common carriers or external distribution services, in selling, general and administrative expenses.  Distribution costs for 2008 were approximately $2.6 million, $3.0 million for 2007 and $3.7 million for 2006.

Earnings / (Loss) Per Common Share Data:

Earnings / (loss) per common share were computed by dividing net (loss) / income by the weighted average number of common shares outstanding.  Earnings / (loss)  per common share assuming dilution were computed assuming that all potentially dilutive securities, including “in-the-money” stock options, were converted into common shares under the treasury stock method.

 Fair Value of Financial Instruments:

The carrying amounts of Par’s cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values based upon the relatively short-term nature of these financial instruments.  The fair value of the senior subordinated convertible notes is discussed in Note 14 - “Short-Term and Long-Term Debt.”

Concentration of Suppliers of Distributed Products and Internally Manufactured Products:

Par has entered into distribution agreements with several companies to develop, distribute and promote certain generic pharmaceutical products.  For the year ended December 31, 2008, approximately 57% of its total net product sales were generated from distributed products which consist of products manufactured under contract and licensed products.  Par cannot provide assurance that the efforts of its contractual partners will continue to be successful or that it will be able to renew such agreements or that it will be able to enter into new agreements with additional companies.  Any alteration to or termination of its current material distribution and marketing agreements, any failure to enter into new and similar agreements, or the interruption of the supply of the products to Par under the distribution and marketing agreements could have a material adverse effect on its business, condition (financial and other), prospects or results of operations.

Par produces all of its internally manufactured products at a single manufacturing facility.  A significant disruption at that facility, even on a short-term basis, could impair its ability to produce and ship products to the market on a timely basis, which could have a material adverse effect on Par’s business, financial position and results of operations.

  Share-Based Compensation:

As more fully discussed below in Note 3, Par adopted SFAS No. 123R, Share-Based Payment (“SFAS No. 123R”), effective January 1, 2006.  Under this method, compensation expense is recorded for all non-vested options over the related vesting period based on their grant-date fair values.

  Segments of an Enterprise:

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting of financial information about operating segments in annual financial statements.  Par’s management considers its business to be in two reportable business segments, generic and brand pharmaceuticals.

 Recent Accounting Pronouncements:

In June 2008, the FASB issued EITF 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock.  EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions.  EITF 07-5 is effective as of the beginning of our 2009 fiscal year. Par is currently evaluating the impact of the adoption of EITF 07-5 will have on its financial position, results of operation, or cash flows.

In December 2007, the FASB ratified Emerging Issue Task Force Issue No. 07-1 (“EITF 07-1”), Accounting for Collaborative Arrangements.  A contractual arrangement falls within the scope of EITF 07-1 if the arrangement requires the parties to be active participants and the arrangement exposes the parties to significant risks and rewards that are tied to the commercial success of the endeavor.  Costs incurred and revenue generated on sales to third parties should be reported in the statement of operations based on the guidance in EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent.  The equity method of accounting should not be applied to a collaborative arrangement within the scope of this issue without the creation of a separate legal entity for the arrangement.  Payments between parties to the collaborative arrangement should be presented in the statement of operations based on the nature of the arrangement and each entity's business operations, the contractual terms of the arrangement as well as if existing GAAP is applicable.  EITF 07-1 requires companies to disclose the nature and purpose of the arrangement, its rights and obligations under the arrangement, the accounting policy applied to the arrangement, and the amounts attributable to transactions between other participants to the collaborative arrangement and where in the statement of operations these amounts have been classified.  EITF 07-1 requires that companies comply in its first fiscal year beginning after December 15, 2008 and transition to the guidance in this issue by retrospectively applying the guidance to all periods presented for all arrangements existing at the effective date, unless it is impracticable to do so.  The impracticability assessment should be made on an arrangement-by-arrangement basis and certain disclosures would be required if a company utilizes the impracticability exception.  Par is currently evaluating the potential impact of adopting EITF 07-1 on its consolidated financial statements, but does not expect a material impact upon adoption.

In December 2007, the FASB issued FASB Statement No. 141 (Revised 2007) (“SFAS 141R”), Business Combinations.  SFAS 141R will significantly change the accounting for business combinations.  Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition date fair value with limited exceptions.  SFAS 141R will change the accounting treatment for certain specific items, including; acquisition costs will be generally expensed as incurred, minority interests will be valued at fair value at the acquisition date, acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies, in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date, restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date, and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.  SFAS 141R also includes a substantial number of new disclosure requirements.  SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  Earlier adoption is prohibited.

In December 2007, SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 (“SFAS 160”), was issued. SFAS 160 requires entities to report noncontrolling (minority) interests as a component of stockholders’ equity on the balance sheet; include all earnings of a consolidated subsidiary in consolidated results of operations; and treat all transactions between an entity and noncontrolling interest as equity transactions between the parties.  SFAS 160 is effective for Par’s fiscal year beginning 2009 and adoption is prospective only; however, presentation and disclosure requirements described above must be applied retrospectively.  Par is currently evaluating the potential impact of adopting SFAS 160 on its consolidated financial statements, but does not expect a material impact upon adoption.

In June 2007, the FASB ratified Emerging Issue Task Force Issue No. 07-3 (“EITF 07-3”), Accounting for Non-Refundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities, which requires nonrefundable advance payments for goods and services that will be used or rendered for future research and development activities to be deferred and capitalized.  These amounts will be recognized as an expense in the period that the related goods are delivered or the related services are performed or when an entity does not expect the goods to be delivered or services to be rendered.  EITF 07-3 is effective for the fiscal years beginning after December 31, 2007, including interim periods within those fiscal years. Par’s adoption of the provisions of EITF 07-3, beginning January 1, 2008 did not have a material impact on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS 159”), which became effective for fiscal periods beginning after November 15, 2007.  Under SFAS 159, companies may elect to measure specified financial assets and liabilities at fair value that are not otherwise measured at fair value, with changes in fair value recognized in earnings each subsequent reporting period.  This election, called the “fair value option,” will enable some companies to reduce volatility in reported earnings caused by measuring related assets and liabilities differently.  SFAS 159 also establishes presentation and disclosure requirements designed to draw a comparison between the different measurement attributes a company elects for similar types of assets and liabilities.  Par did not elect the “fair value option” for any of its eligible financial assets or liabilities and therefore Par’s adoption of SFAS 159 did not have a material impact on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157 Fair Value Measurements (“SFAS 157”).  SFAS 157 establishes a common definition for fair value to be applied to GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements.  SFAS 157 applies to fair value measurements that are already required or permitted by other accounting standards, except for measurements of share-based payments and measurements that are similar to, but not intended to be, fair value.  The FASB has previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.  Accordingly, this Statement does not require any new fair value measurements.  SFAS 157 is effective for fiscal years beginning after November 15, 2007.  The effective date of SFAS 157 with regard to non-financial assets and liabilities is January 1, 2009 for Par.  Par’s adoption of SFAS 157 with respect to financial assets and liabilities as of January 1, 2008 did not have a material impact on its consolidated financial statements.  Refer to Note 5, “Fair Value Measurements.”

Note 3 - Share-Based Compensation:

Par adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”), effective January 1, 2006.  SFAS 123R requires companies to recognize compensation expense in the amount equal to the fair value of all share-based payments granted to employees.  Par elected the modified prospective transition method and, therefore, adjustments to prior periods were not required as a result of adopting SFAS 123R.  Under this method, the provisions of SFAS 123R apply to all awards granted after the date of adoption and to any unrecognized expense of non-vested awards at the date of adoption based on the grant date fair value.   Under SFAS 123R, Par recognizes share-based compensation ratably over the service period applicable to the award.  SFAS 123R also amended SFAS No. 95, “Statement of Cash Flows,” to require that excess tax benefits that have been reflected as operating cash flows be reflected as financing cash flows.  In accordance with SFAS 123R, $255 thousand, $501 thousand, and $726 thousand of excess tax benefits for the years ended December 31, 2008, 2007 and 2006 has been classified as both an operating cash outflow and financing cash inflow.

Par grants share-based awards under its various plans, which provide for the granting of non-qualified stock options, restricted stock (including restricted stock with market performance vesting conditions) and restricted stock units to our employees.  Stock options, restricted stock and restricted stock units generally vest ratably over four years or sooner and stock options have a maximum term of ten years.

As of December 31, 2008, there were approximately 5 million shares of common stock available for future stock option grants.  Par issues new shares of common stock when stock option awards are exercised.  Stock option awards outstanding under our current plans have been granted at exercise prices that were equal to the market value of Par’s common stock on the date of grant.

Accelerations and Modifications

During 2006, Par accelerated the vesting of 394 thousand outstanding non-vested stock options and extended the exercise period of 783 thousand vested shares in connection with the termination of certain executives.  For the year ended December 31, 2006, we recorded a total of approximately $4.3 million additional compensation expense as a result of these modifications.  Par also modified 172 thousand vested and non-vested options in connection with revised employment agreements for certain executives.  Par recorded total compensation expense of $1.1 million, of which $0.8 million was recorded for the year ended December 31, 2007.  Par recorded the remaining $0.3 million in the year ended December 31, 2007 to match the remaining vesting period of the modified options.

In the year ended December 31, 2006, Par accelerated the vesting of 129 thousand outstanding non-vested restricted shares in connection with the termination of certain executives.  The effect of these accelerations resulted in additional compensation expense of approximately $3.7 million in the year ended December 31, 2006.

Par accelerated the vesting of 67 thousand outstanding non-vested restricted shares in connection with the termination of certain executives and 6 thousand outstanding non-vested restricted stock units in connection with the termination of a member of the Board of Directors in 2007.  The effect of these accelerations resulted in additional compensation expense of $1.7 million in the year ended December 31, 2007.

In November 2007, Par announced a tender offer for unvested stock options granted to employees having an exercise price in excess of $33.61 per option.  The tender offer was completed in December 2007 with approximately 181 thousand stock options cash settled.  Par recognized approximately $4.6 million pre-tax compensation expense in the fourth quarter of 2007 that otherwise would have been recognized ratably in 2008 and 2009.  The cash outlay of the tender offer was approximately $0.9 million on a pre-tax basis.

During the fourth quarter of 2008, Par accelerated the vesting of 68 thousand outstanding non-vested stock options, 40 thousand restricted stock units, 95 thousand shares of restricted stock and 66 thousand shares of restricted stock grants with market performance vesting conditions in accordance with the terms contained in employment contracts for three executives whose terminations were announced.  For the year ended December 31, 2008, we recorded a total of approximately $4.6 million additional compensation expense as a result of these accelerations.   Refer to Note 22 - “Restructuring Costs,” for the impact of these accelerations on Par’s plan to resize its generic segment.

Stock Options

Par uses the Black-Scholes stock option pricing model to estimate the fair value of stock option awards with the following weighted average assumptions:

	For the year ended December 31,
	2008	2007	2006
Risk-free interest rate	1.7%	4.6%	4.5%
Expected life (in years)	6.5	6.2	6.2
Expected Volatility	44.4%	52.5%	57.9%
Dividend	0%	0%	0%

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable.  Par compiled historical data on an employee-by-employee basis from the grant date through the settlement date.  The results of analyzing the historical data showed that there were three distinct populations of optionees, the Executive Officers Group, the Outside Directors Group, and the All Others Group.  The expected life of options represents the period of time that the options are expected to be outstanding and is based generally on historical trends.  However, because none of Par’s existing options have reached their full 10-year term, and also because the majority of such options granted are out-of-the-money and the expected life of out-of-the-money options is uncertain, we opted to use the “simplified” method for “plain vanilla” options described in Staff Accounting Bulletin 107.  The “simplified method” calculation is the average of the vesting term plus the original contractual term divided by 2.  We revisit this assumption at least annually or sooner if circumstances warrant.  The risk-free rate is based on the yield on the Federal Reserve treasury rate with a maturity date corresponding to the expected term of the option granted.  The expected volatility assumption is based on the historical volatility of Par’s common stock over a term equal to the expected term of the option granted.  SFAS 123R also requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  It is assumed that no dividends will be paid during the entire term of the options.  All option valuation models require input of highly subjective assumptions.  Because Par’s employee stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimate, the actual value realized at the time the options are exercised may differ from the estimated values computed above.  The weighted average per share fair value of options granted was $5.33 in 2008, $13.10 in 2007, and $16.95 in 2006.

Set forth below is the impact on Par’s results of operations of recording share-based compensation from its stock options for the year ended December 31, 2008, $ amounts in thousands:

	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
Cost of goods sold	$245	$1,137	$886
Research and development	613	2,842	2,217
Selling, general and administrative	2,205	10,230	12,040
Restructuring costs (Note 22)	656	-	-
Total, pre-tax	$3,719	$14,209	$15,143
Tax effect of share-based compensation	(1,413)	(5,399)	(5,906)
Total, net of tax	$2,306	$8,810	$9,237

The incremental stock-based compensation expense decreased both basic and diluted earnings per share by $0.07 for the year ended December 31, 2008, $0.25 per share for the year ended December 31, 2007, and $0.27 per share for the year ended December 31, 2006.

The following is a summary of Par’s stock option activity, share and aggregate intrinsic values in thousands:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life	Aggregate Intrinsic Value
Balance at December 31, 2007	4,526	$34.76
Granted	465	11.02
Exercised	(71)	7.10
Forfeited	(855)	37.72
Balance at December 31, 2008	4,065	$31.88	5.5	$1,792
Exercisable at December 31, 2008	3,044	$36.51	4.4	$671
Vested and expected to vest at December 31, 2008	3,902	$32.27	4.9	$1,700

The total fair value of shares vested during the year ended December 31, 2008 was $8.3 million, $10.3 million for the year ended December 31, 2007, and $9.1 million the year ended December 31, 2006.  As of December 31, 2008, the total compensation cost related to all non-vested stock options granted to employees but not yet recognized was approximately $6.3 million, net of estimated forfeitures.  This cost will be amortized on a straight-line basis over the remaining weighted average vesting period of 2.4 years.  Par granted 463 thousand stock options to six senior executives in November 2008 that will be 100% vested after three years.

Restricted Stock/Restricted Stock Units

Outstanding restricted stock and restricted stock units generally vest ratably over four years.  Par granted 205 thousand shares of restricted stock to six senior executives in November 2008 that will be 100% vested after three years.  The related share-based compensation expense is recorded over the requisite service period, which is the vesting period.  The fair value of restricted stock is based on the market value of Par’s common stock on the date of grant.

The impact on Par’s results of operations of recording share-based compensation from restricted stock for the years ended December 31, 2008, 2007 and 2006 was as follows, $ amounts in thousands:

	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
Cost of goods sold	$647	$626	$342
Research and development	1,617	1,565	1,348
Selling, general and administrative	5,821	7,102	7,107
Restructuring costs (Note 22)	1,810	-	-
Total, pre-tax	$9,895	$9,293	$8,797
Tax effect of stock-based compensation	(3,760)	(3,531)	(3,430)
Total, net of tax	$6,135	$5,762	$5,367

The following is a summary of Par’s restricted stock activity (shares and aggregate intrinsic value in thousands):

	Shares	Weighted Average Grant Price	Aggregate Intrinsic Value
Non-vested balance at December 31, 2007	698	$26.35
Granted	546	17.27
Vested	(296)	26.52
Forfeited	(84)	23.36
Non-vested balance at December 31, 2008	864	$20.84	$11,588

The following is a summary of Par’s restricted stock unit activity (shares and aggregate intrinsic value in thousands):

	Shares	Weighted Average Grant Price	Aggregate Intrinsic Value
Restricted stock unit balance at December 31, 2007	173	$23.53
Granted	40	20.56
Vested and shares issued	(98)	22.28
Forfeited	(9)	21.68
Restricted stock unit balance at December 31, 2008	106	$23.72	$1,422

As of December 31, 2008, the total compensation cost related to all non-vested restricted stock and restricted stock units (excluding restricted stock grants with market conditions described below) granted to employees but not yet recognized was approximately $13.4 million, net of estimated forfeitures; this cost will be amortized on a straight-line basis over the remaining weighted average vesting period of approximately 2 years.  At December 31, 2008, approximately 0.7 million shares remain available for restricted stock (including restricted stock with market conditions described below) and restricted stock unit grants.

Restricted Stock Grants With Market Performance Vesting Conditions

In the first quarter of 2008, Par issued restricted stock grants with market performance vesting conditions.  The vesting of restricted stock grants issued to certain employees of Par is contingent upon multiple market conditions that are factored into the fair value of the restricted stock at grant date with cliff vesting after three years if the market conditions have been met.  Vesting will occur if the applicable continued employment condition is satisfied and the Total Stockholder Return ("TSR") on Par’s common stock exceeds a minimum TSR relative to Par’s stock price at the beginning of the three-year vesting period, the TSR meets or exceeds the median of a defined peer group of approximately 15 companies, and/or the TSR exceeds the Standard and Poor’s 400 Mid Cap Index ("S&P 400") over the three-year measurement period beginning on January 1 in the year of grant and ending after three years on December 31.  A maximum number of 543 thousand shares of common stock could be issued after the three-year vesting period depending on the achievement of the TSR goals.  No shares of common stock will be issued if Par’s TSR is below 6% annualized return over the three-year vesting period, except by operation of the provisions of approximately 5 employment contracts for senior executives under specific termination conditions.  Any shares earned will be distributed after the end of the three-year period, except by operation of the provisions of approximately 5 employment contracts under specific termination conditions.  In all circumstances, restricted stock granted does not entitle the holder the right, or obligate Par, to settle the restricted stock in cash.

        The effect of the market conditions on the restricted stock issued to certain employees of Par is reflected in the fair value on the grant date.  The restricted stock grants with market conditions were valued using a Monte Carlo simulation.  The Monte Carlo simulation estimates the fair value based on the expected term of the award, risk-free interest rate, expected dividends, and the expected volatility for Par, its peer group, and the S&P 400.  The expected term was estimated based on the vesting period of the awards (3 years), the risk-free interest was based on the yield on the Federal Reserve treasury rate with a maturity matching the vesting period (2.6%).  The expected dividends were assumed to be zero.  Volatility was based on historical volatility over the expected term (40%).  Restricted stock that included multiple market conditions had a grant date fair value per restricted share of $24.78.

        The following table summarizes the components of Par’s stock-based compensation related to its restricted stock grants with market conditions recognized in our financial statements for the years ended December 31, 2008, 2007 and 2006 was as follows, $ amounts in thousands:

	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
Cost of goods sold	$252	$ -	$ -
Research and development	630	-	-
Selling, general and administrative	2,266	-	-
Restructuring costs (Note 22)	771	-	-
Total, pre-tax	$3,919	$ -	$ -
Tax effect of stock-based compensation	(1,489)	-	-
Total, net of tax	$2,430	$ -	$ -

        As of December 31, 2008, $4.5 million of total unrecognized compensation cost, net of estimated forfeitures, related to restricted stock grants with market conditions, is expected to be recognized over a weighted average period of approximately 2 years.

The following is a summary of Par’s restricted stock grants with market conditions activity (shares and aggregate intrinsic value in thousands):

	Shares	Weighted Average Grant Date Fair Value Per Share	Aggregate Intrinsic Value
Non-vested balance at December 31, 2007	-	$ -
Granted	384	24.78
Vested	(66)	24.78
Forfeited	(28)	24.78
Non-vested balance at December 31, 2008	290	$24.78	$3,886

        The total grant date fair value of restricted stock grants with market conditions during the year ended December 31, 2008 was $8.9 million.

Employee Stock Purchase Program:

Par maintains an Employee Stock Purchase Program.  The Employee Stock Purchase Program is designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended.  It enables eligible employees to purchase shares of Par’s common stock at a 5% discount to the fair market value.  An aggregate of 1million shares of common stock has been reserved for sale to employees under the Employee Stock Purchase Program.  The Employee Stock Purchase Program was suspended from July 5, 2006 until December 2007.  Employees purchased 20 thousand shares during the year ended December 31, 2008, no purchases were made during the year ended December 31, 2007, and 15 thousand shares were purchased during the year ended December 31, 2006.  No expense was recorded for the year ended December 31, 2007 as a result of the suspension of the Employee Stock Purchase Program throughout this period.  Par recorded expense of $0.06 million reflecting their 15% discount from fair market value, in accordance with the terms of the Employee Stock Purchase Program at that time for the year ended December 31, 2006.

Note 4 - Available for Sale Debt and Marketable Equity Securities:

At December 31, 2008 and 2007, all of Par’s investments in debt and marketable equity securities were classified as available for sale and, as a result, were reported at their estimated fair values on the consolidated balance sheets.  Refer to Note 5 - “Fair Value Measurements.”  The following is a summary of amortized cost and estimated fair value of Par’s debt and marketable equity securities available for sale at December 31, 2008, $ amounts in thousands:

				Estimated
		Unrealized		Fair
	Cost	Gain	(Loss)	Value
Securities issued by government agencies	$41,241	$300	$ -	$41,541
Debt securities issued by various state and local municipalities and agencies	28,309	276	-	28,585
Other debt securities	24,698	-	(378)	24,320
Available for sale debt securities	94,248	576	(378)	94,446

Marketable equity securities available for sale - Hana Biosciences, Inc.	600	-	-	600

Total	$94,848	$576	($378)	$95,046

Of the $0.4 million of unrealized loss on available for sale debt securities as of December 31, 2008, none has been in an unrealized loss position for greater than one year.  Par believes that these losses are not other-than-temporary in accordance with FASB Staff Position Nos. FAS 115-1/ 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, due to its assessment that all amounts due according to the contractual terms of the related debt securities will be collected and its ability and intent to hold the marketable debt securities for a reasonable period of time sufficient for a recovery of fair value up to (or beyond) the cost of the investments.  Except as described below, all available for sale debt securities are classified as current on Par’s consolidated balance sheet as of December 31, 2008.

In December 2004, Par invested $5 million in a debt security issued by Ford Motor Credit Company that bears an interest rate of 7.9% and matures in 2015.  Par recorded a loss of approximately $3.7 million in the consolidated statement of operations during the year ended December 31, 2008, which represented an other-than-temporary impairment of Par’s investment in the debt security issued by Ford Motor Credit Company.  Due to the continued deterioration of the credit markets and the auto industry and the severity of the loss and the duration of the period that the investment has been in a loss position, Par believes the losses were other-than-temporary.  These items were included in Loss on marketable securities and other investments, net on the consolidated statement of operations.  Par has classified its investment in this debt security (at the fair value of $1.4 million) as a noncurrent asset on its consolidated balance sheet as of December 31, 2008 due to its uncertainty as to when this investment will be liquidated.

In August 2007, Par announced that it acquired the North American commercial rights to ZensanaTM Oral Spray from Hana.  Refer to Note 12 – “Research and Development Agreements” for further details.  The terms of the agreement included a $5.0 million investment in Hana at a contractually agreed $1.2 million premium.  Par recorded its investment in Hana at $3.8 million based on the prevailing market price of Hana’s common stock at the date of the agreement and charged $1.2 million, which represents a non-refundable upfront license payment, to research and development expense in the third quarter of 2007.  Par recorded a loss of approximately $3.3 million in the consolidated statement of operations during the year ended December 31, 2008, which represented an other-than-temporary impairment of Par’s investment in Hana, triggered by the severity of the loss and the duration of the period that the investment has been in a loss position.  The loss was included in Loss on marketable securities and other investments, net on the consolidated statement of operations.  Par has classified its investment in Hana (at the fair value of $0.6 million) as a noncurrent asset on its consolidated balance sheet as of December 31, 2008 due to its intent to hold the investment for a period of time greater than 12 months.

Par recorded an investment loss of $6.0 million during the year ended December 31, 2007 relating to the complete loss of an investment, as a limited partner, in a fund that invested in various floating rate structured finance securities.  The fund was liquidated and there was no remaining equity for the limited partners.  During the year ended December 31, 2008, Par reached a settlement in connection with the fund and received $1.7 million, which Par recognized as a gain and included in Loss on marketable securities and other investments, net on the condensed consolidated statement of operations.

The following is a summary of amortized cost and estimated fair value of Par’s investments in debt and marketable equity securities available for sale at December 31, 2007 ($ amounts in thousands):

				Estimated
		Unrealized		Fair
	Cost	Gain	(Loss)	Value
Securities issued by government agencies	$46,177	$24	$-	$46,201
Debt securities issued by various state and local municipalities and agencies	24,226	-	(3)	24,223
Other debt securities	15,020	-	(1,029)	13,991
Auction rate securities	5,000	-	-	5,000
Available for sale debt securities	90,423	24	(1,032)	89,415

Marketable equity securities available for sale
Hana Biosciences, Inc.	3,850	-	(1,200)	2,650

Total	$94,273	$24	$(2,232)	$92,065

Auction Rate Securities

Auction rate securities were classified as short-term available for sale debt securities as of December 31, 2007.  Auction rate securities are variable rate bonds and preferred stock tied to short-term interest rates with maturities on the face of the securities in excess of 90 days.  Auction rate securities have interest rate resets through a modified Dutch auction, at predetermined short-term intervals, usually every 7, 28 or 35 days.  Interest paid during a given period is based upon the interest rate determined during the prior auction.  Although these securities are issued and rated as long-term securities, they are priced and traded as short-term instruments because of the historical liquidity provided through the interest rate reset.  All of Par’s auction rate securities were tax-exempt or tax-advantaged as of December 31, 2007.  All of Par’s auction rate securities were tied to debt securities issued by various state and local municipalities and agencies and the auction rate securities were insured by insurance companies as of December 31, 2007.

The following is a summary of the contractual maturities of Par’s available for sale debt securities at December 31, 2008 ($ amounts in thousands):

	December 31, 2008
		Estimated Fair
	Cost	Value
Less than one year	$40,346	$40,667
Due between 1-2 years	32,213	32,445
Due between 2-5 years	20,340	19,985
Due after 5 years	1,349	1,349
Total	$94,248	$94,446

Note 5 – Fair Value Measurements:

As described in Note 2 “Recent Accounting Pronouncements,” Par adopted SFAS 157 with respect to financial assets and liabilities as of January 1, 2008.  SFAS 157 defines fair value as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  SFAS 157 requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets and liabilities.  Active market means a market in which transactions for assets or liabilities occur with “sufficient frequency” and volume to provide pricing information on an ongoing unadjusted basis.  Our Level 1 assets include Par’s investment in Hana Biosciences, Inc. that is traded in an active exchange market.

Level 2:  Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Par’s Level 2 assets primarily include debt securities including governmental agency and municipal securities, and corporate bonds with quoted prices that are traded less frequently than exchange-traded instruments.  All of Par’s Level 2 asset values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.  The pricing model information is provided by third party entities (e.g., banks or brokers).  In some instances, these third party entities engage external pricing services to estimate the fair value of these securities.  Par has a general understanding of the methodologies employed by the pricing services in their pricing models.  Par corroborates the estimates of non-binding quotes from the third party entities’ pricing services to an independent source that provide quoted market prices from broker or dealer quotations.  Large differences, if any, are investigated by Par.  Based on historical differences, Par has not been required to adjust quotes provided by the third party entities’ pricing services used in estimating the fair value of these securities.

Level 3: Unobservable inputs that are not corroborated by market data.

The fair value of Par’s financial assets and liabilities measured at fair value on a recurring basis were as follows:

	Estimated Fair Value at December 31, 2008	Level 1	Level 2	Level 3
Securities issued by government agencies (Note 4)	$41,541	$ -	$41,541	$ -
Debt securities issued by various state and local municipalities and agencies (Note 4)	28,585	-	28,585	-
Other debt securities (Note 4)	24,320	-	24,320	-
Marketable equity securities available for sale Hana Biosciences, Inc. (Note 4)	600	600	-	-
Total investments in debt and marketable equity securities	$95,046	$600	$94,446	$ -

Note 6 - Other Investments:

	Carrying Value	Carrying Value
	December 31,	December 31,
	2008	2007
IntelliPharmaCeutics Ltd.	$ -	$2,500
Total other investments	$ -	$2,500

In August 2007, Par announced that it entered into a stock purchase agreement to acquire an equity interest in IntelliPharmaCeutics Ltd. (“IPC Ltd.”), a privately held Delaware company.  Refer to Note 12 – “Research and Development Agreements” for further details.  The terms of the agreement included a $5 million private placement investment that represents a 4.2 percent equity interest in IntelliPharmaCeutics Corp. (“IPC Corp.”), the operating subsidiary of IPC Ltd.  Par recorded its investment in IPC Corp. at $2.5 million based on Par’s assessment of the fair value of its investment and charged $2.5 million, which represents a non-refundable upfront license payment, to research and development expense in the third quarter of 2007.   Because IPC Ltd. is privately-held and accounted for under the cost method, Par monitors the investment on a periodic basis to evaluate whether any declines in value become other-than-temporary.  However, public financial information or observable market metrics is limited with regard to IPC Ltd or IPC Corp since both entities are private.  Based on the limited financial information provided by IPC and general economic and capital market conditions, Par recorded an other than temporary impairment of $2.5 million for the year ended December 31, 2008 related to its investment in IPC Corp.

Note 7 - Accounts Receivable:

Par recognizes revenue for product sales when title and risk of loss have transferred to its customers, when reliable estimates of rebates, chargebacks, returns and other adjustments can be made, and when collectibility is reasonably assured.  This is generally at the time that products are received by the customers.  Upon recognizing revenue from a sale, Par records estimates for chargebacks, rebates and incentive programs, product returns, cash discounts and other sales reserves that reduce accounts receivable.

The following tables summarize the impact of accounts receivable reserves and allowance for doubtful accounts on the gross trade accounts receivable balances at each balance sheet date ($ amounts in thousands):

	December 31,	December 31,
	2008	2007

Gross trade accounts receivable	$194,661	$216,327
Chargebacks	(32,738)	(46,006)
Rebates and incentive programs	(27,110)	(42,859)
Returns	(38,128)	(47,102)
Cash discounts and other	(13,273)	(16,158)
Doubtful accounts	(4)	(20)
Accounts receivable, net	$83,408	$64,182

Allowance for doubtful accounts	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
Balance at beginning of period	($20)	($2,465)	($1,847)
Additions – charge to expense	(4)	-	(10,458)	(a)
Adjustments and/or deductions	20	2,445	9,840
Balance at end of period	($4)	($20)	($2,465)

(a)   Par records estimated customer credits for chargebacks, rebates, product returns, cash discounts and other credits at the time of sale.  Customers often take deductions for these items from their payment of invoices.  Par validates the customer deductions and for valid deductions a credit is issued.  For invalid deductions Par pursues collection from its customers.  In the second quarter of 2006, Par determined that approximately $10.0 million of invalid customer deductions would not be pursued for collection.  Accordingly, the related $10.0 million was reserved for in the second quarter of 2006 and subsequently written off.  During 2007 and 2008 concessions to customers associated with invalid deductions were reflected as components of the related accounts receivable reserves including chargebacks, rebates, and returns.

The following tables summarize the activity for the years ended December 31, 2008, 2007 and 2006 in the accounts affected by the estimated provisions described below ($ amounts in thousands):

	For the Year Ended December 31, 2008
Accounts receivable reserves	Beginning balance	Provision recorded for current period sales	(Provision) reversal recorded for prior period sales		Credits processed	Ending balance
Chargebacks	($46,006)	($377,088)	($539)	(1)	$390,895	($32,738)
Rebates and incentive programs	(42,859)	(83,643)	(1,571)	(3)	100,963	(27,110)
Returns	(47,102)	(19,341)	3,409	(4)	24,906	(38,128)
Cash discounts and other	(16,158)	(49,103)	749		51,239	(13,273)
Total	($152,125)	($529,175)	$2,048		$568,003	($111,249)

Accrued liabilities (2)	($17,684)	($25,372)	($192)		$21,336	($21,912)

	For the Year Ended December 31, 2007
Accounts receivable reserves	Beginning balance	Provision recorded for current period sales	(Provision) reversal recorded for prior period sales		Credits processed	Ending balance
Chargebacks	($51,891)	($345,526)	$ -	(1)	$351,411	($46,006)
Rebates and incentive programs	(85,888)	(175,775)	2,075		216,729	(42,859)
Returns	(42,905)	(29,312)	(220)		25,335	(47,102)
Cash discounts and other	(18,038)	(71,552)	211		73,221	(16,158)
Total	($198,722)	($622,165)	$2,066		$666,696	($152,125)

Accrued liabilities (2)	($10,583)	($17,567)	($2,319)		$12,785	($17,684)

	For the Year Ended December 31, 2006
Accounts receivable reserves	Beginning balance	Provision recorded for current period sales	(Provision) reversal recorded for prior period sales		Credits processed	Ending balance
Chargebacks	($102,256)	($339,711)	$ -	(1)	$390,076	($51,891)
Rebates and incentive programs	(50,991)	(201,993)	-		167,096	(85,888)
Returns	(32,893)	(36,609)	(7,686)	(5)	34,283	(42,905)
Cash discounts and other	(15,333)	(48,734)	-		46,029	(18,038)
Total	($201,473)	($627,047)	($7,686)		$637,484	($198,722)

Accrued liabilities (2)	($9,040)	($19,528)	$82		$17,903	($10,583)

(1)

Unless specific in nature, the amount of provision or reversal of reserves related to prior periods for chargebacks is not determinable on a product or customer specific basis; however, based upon historical analysis and analysis of activity in subsequent periods, Par has determined that its chargeback estimates remain reasonable.

(2)

Includes amounts due to customers for which no underlying accounts receivable exists and is principally comprised of Medicaid rebates and rebates due under other U.S. Government pricing programs.  Par included additional amounts that were part of accrued expenses and other current liabilities on the condensed consolidated balance sheets as of December 31, 2006 ($171) thousand and December 31, 2007 ($869) thousand in the tables above that are similar to the previously disclosed amounts due to customers for which no underlying accounts receivable exists.

(3)

The changes in accounts receivable reserves recorded for prior period sales related to rebates and incentives programs are principally comprised of the finalization of contract negotiations with a certain customer(s) that resulted in an adjustment of ($2,313) thousand to our rebates and incentive programs for sales made to that customer in the fourth quarter of 2007.  With the exception of the foregoing factor, there were no other factors that were deemed to be material individually or in the aggregate.

(4)

The changes in accounts receivable reserves recorded for prior period sales related to returns principally comprised of the successful resolution in the twelve-month period ended December 31, 2008  of a customer dispute over invalid customer deductions taken in prior periods of $1,486 thousand, and an update to management’s prior period returns estimates relating to the loss of a customer for certain products and new returns information that became available during the twelve-month period ended December 31, 2008, of $1,923 thousand.

(5)

The changes in accounts receivable reserves recorded for prior period sales related to returns principally comprised of specific return of products triggered by the loss of customers based upon competitive pricing pressures that resulted in an adjustment to previous sales of ($6,126) thousand, and the concession of a customer dispute related to invalid deductions for returns that resulted in an adjustment to previous sales ($1,560) thousand.

Par sells its products directly to wholesalers, retail drug store chains, drug distributors, mail order pharmacies and other direct purchasers and customers that purchase its products indirectly through the wholesalers, including independent pharmacies, non-warehousing retail drug store chains, managed health care providers and other indirect purchasers.  Par has entered into agreements at negotiated contract prices with those health care providers that purchase products through Par’s wholesale customers at those contract prices.  Chargeback credits are issued to wholesalers for the difference between Par’s invoice price to the wholesaler and the contract price through which the product is resold to health care providers.  Approximately 69% of our net product sales were derived from the wholesale distribution channel for the year ended December 31, 2008 and 61% of our net product sales were derived from the wholesale distribution channel for the year ended December 31, 2007.  The information that Par considers when establishing its chargeback reserves includes contract and non-contract sales trends, average historical contract pricing, actual price changes, processing time lags and customer inventory information from its three largest wholesale customers.  Par’s chargeback provision and related reserve vary with changes in product mix, changes in customer pricing and changes to estimated wholesaler inventory.

Customer rebates and incentive programs are generally provided to customers as an incentive for the customers to continue carrying Par’s products or replace competing products in their distribution channels with products sold by Par.  Rebate programs are based on a customer’s dollar purchases made during an applicable monthly, quarterly or annual period.  Par also provides indirect rebates, which are rebates paid to indirect customers that have purchased Par’s products from a wholesaler under a contract with Par.  The incentive programs include stocking or trade show promotions where additional discounts may be given on a new product or certain existing products as an added incentive to stock Par’s products.  Par may, from time to time, also provide price and/or volume incentives on new products that have multiple competitors and/or on existing products that confront new competition in order to attempt to secure or maintain a certain market share.  The information that Par considers when establishing its rebate and incentive program reserves are rebate agreements with and purchases by each customer, tracking and analysis of promotional offers, projected annual sales for customers with annual incentive programs, actual rebates and incentive payments made, processing time lags, and for indirect rebates, the level of inventory in the distribution channel that will be subject to indirect rebates.  Par does not provide incentives designed to increase shipments to its customers that it believes would result in out-of-the ordinary course of business inventory for them.  Par regularly reviews and monitors estimated or actual customer inventory information at its three largest wholesale customers for its key products to ascertain whether customer inventories are in excess of ordinary course of business levels.

Pursuant to a drug rebate agreement with the Centers for Medicare and Medicaid Services, TriCare and similar supplemental agreements with various states, Par provides a rebate on drugs dispensed under such government programs.  Par determines its estimate of Medicaid rebate accrual primarily based on historical experience of claims submitted by the various states and any new information regarding changes in the Medicaid program that might impact Par’s provision for Medicaid rebates.  In determining the appropriate accrual amount Par considers historical payment rates; processing lag for outstanding claims and payments; and levels of inventory in the distribution channel.  Par reviews the accrual and assumptions on a quarterly basis against actual claims data to help ensure that the estimates made are reliable.  On January 28, 2008, the Fiscal Year 2008 National Defense Authorization Act was enacted, which expands TriCare to include prescription drugs dispensed by TriCare retail network pharmacies.  TriCare rebate accruals reflect this program expansion and are based on actual and estimated rebates on Department of Defense eligible sales.

Par accepts returns of product according to the following criteria: (i) the product returns must be approved by authorized personnel with the lot number and expiration date accompanying any request and (ii) Par generally will accept returns of products from any customer and will provide the customer with a credit memo for such returns if such products are returned within six months prior to, and until 12 months following, such products’ expiration date. Par records a provision for product returns based on historical experience, including actual rate of expired and damaged in-transit returns, average remaining shelf-lives of products sold, which generally range from 12 to 48 months, and estimated return dates.  Additionally Par considers other factors when estimating its current period return provision, including levels of inventory in the distribution channel, significant market changes that may impact future expected returns, and actual product returns, and may record additional provisions for specific returns that it believes are not covered by the historical rates.

Par offers cash discounts to its customers, generally 2% of the sales price, as an incentive for paying within invoice terms, which generally range from 30 to 90 days.  Par accounts for cash discounts by reducing accounts receivable by the full amount of the discounts that Par expects its customers to take.  In addition to the significant gross-to-net sales adjustments described above, Par periodically makes other sales adjustments.  Par generally accounts for these other gross-to-net adjustments by establishing an accrual in the amount equal to its estimate of the adjustments attributable to the sale.

Par may at its discretion provide price adjustments due to various competitive factors, through shelf-stock adjustments on customers’ existing inventory levels.  There are circumstances under which Par may not provide price adjustments to certain customers as a matter of business strategy, and consequently may lose future sales volume to competitors and risk a greater level of sales returns on products that remain in the customer’s existing inventory.

As detailed above, Par has the experience and access to relevant information that it believes are necessary to reasonably estimate the amounts of such deductions from gross revenues.  Some of the assumptions used by Par for certain of its estimates are based on information received from third parties, such as wholesale customer inventories and market data, or other market factors beyond Par’s control.  The estimates that are most critical to the establishment of these reserves, and therefore, would have the largest impact if these estimates were not accurate, are estimates related to contract sales volumes, average contract pricing, customer inventories and return volumes.  Par regularly reviews the information related to these estimates and adjusts its reserves accordingly, if and when actual experience differs from previous estimates.  With the exception of the product returns allowance, the ending balances of accounts receivable reserves and allowances generally are processed during a two-month to four-month period.

Use of Estimates in Reserves

Par believes that its reserves, allowances and accruals for items that are deducted from gross revenues are reasonable and appropriate based on current facts and circumstances. It is possible, however, that other parties applying reasonable judgment to the same facts and circumstances could develop different allowance and accrual amounts for items that are deducted from gross revenues. Additionally, changes in actual experience or changes in other qualitative factors could cause Par’s allowances and accruals to fluctuate, particularly with newly launched or acquired products.  Par reviews the rates and amounts in its allowance and accrual estimates on a quarterly basis. If future rates and amounts are significantly greater than those reflected in its recorded reserves, the resulting adjustments to those reserves would decrease Par’s reported net revenues; conversely, if actual product returns, rebates and chargebacks are significantly less than those reflected in its recorded reserves, then the resulting adjustments to those reserves would increase its reported net revenues. If Par were to change its assumptions and estimates, its reserves would change, which would impact the net revenues that Par reports.  Par regularly reviews the information related to these estimates and adjusts its reserves accordingly, if and when actual experience differs from previous estimates.

In July 2008, Par relaunched meclizine and also launched dronabinol.  In November 2008, Par launched sumatriptan succinate.  In February 2007 Par launched propranolol HCl ER and in August 2007 Par launched metoprolol succinate ER.  As is customary and in the ordinary course of business, our revenue that has been recognized for these launches for each of these products included initial trade inventory stocking that we believed was commensurate with new product introductions.  At the time of each launch, Par was able to make reasonable estimates of product returns, rebates, chargebacks and other sales reserves by using historical experience of similar generic product launches and significant existing demand for the products.

Major Customers

The amounts due from Par’s three largest customers accounted for approximately 66% of the gross accounts receivable balance at December 31, 2008 as follows; McKesson Corporation (36%), AmerisourceBergen Corporation (17%), and Cardinal Health Inc. (13%).  As of December 31, 2008, Walgreen Co. accounted for only 4% of the gross accounts receivable balance and is no longer considered a major customer.   At December 31, 2007, the amounts due from Par’s four largest customers accounted for approximately 76% of the gross accounts receivable balance as follows; McKesson Corporation (31%), AmerisourceBergen Corporation (21%), Cardinal Health Inc. (17%) and Walgreen Co. (7%).

Other

In June 2007, Par terminated the agreements related to certain cephalosporin and non-cephalosporin products.  Par wrote off certain receivable and inventory amounts totaling approximately $1.2 million in the second quarter of 2007, which was reflected as part of cost of goods sold.

Note 8 -Inventories:

($ amounts in thousands)	December 31,	December 31,
	2008	2007
Raw materials and supplies	$13,760	$22,815
Work-in-process	4,495	2,630
Finished goods	24,249	59,442
	$42,504	$84,887

Inventory write-offs (inclusive of pre-launch inventories detailed below) were $10,200 thousand for the year ended December 31, 2008 and $18,300 thousand for the year ended December 31, 2007.

Par capitalizes inventory costs associated with certain products prior to regulatory approval and product launch, based on management's judgment of reasonably certain future commercial use and net realizable value, when it is reasonably certain that the pre-launch inventories will be saleable.  The determination to capitalize is made once Par (or its third party development partners) has filed an Abbreviated New Drug Application (“ANDA”) that has been acknowledged by the FDA for containing sufficient information to allow the FDA to conduct their review in an efficient and timely manner and management is reasonably certain that all regulatory and legal hurdles will be cleared.  This determination is based on the particular facts and circumstances relating to the expected FDA approval of the generic drug product being considered, and accordingly, the time frame within which the determination is made varies from product to product.  Par could be required to write down previously capitalized costs related to pre-launch inventories upon a change in such judgment, or due to a denial or delay of approval by regulatory bodies, or a delay in commercialization, or other potential factors.  As of December 31, 2008, Par had approximately $1.6 million in inventories related to products that were not yet available to be sold.

The amounts ($ amounts in thousands) in the table below are also included in the total inventory balances presented above.

Pre-Launch Inventories	December 31,	December 31,
	2008	2007
Raw materials and supplies	$577	$1,183
Work-in-process	542	153
Finished goods	474	5,086
	$1,593	$6,422

 Pre-launch inventories at December 31, 2007 were mainly comprised of a specific partnered product of $5.1 million.  Since the launch of this specific partnered product anticipated for 2008 has been delayed, this inventory was written off to the extent Par believed it would be unable to recover its carrying value.  Write-offs of pre-launch inventories, net of partner allocation, were $3,700 thousand for the year ended December 31, 2008 and $200 thousand for the year ended December 31, 2007.

Note 9 - Property, Plant and Equipment, net:

($ amounts in thousands)	December 31,	December 31,
	2008	2007
Land	$1,882	$1,882
Buildings	25,571	25,947
Machinery and equipment	44,027	49,302
Office equipment, furniture and fixtures	4,774	5,476
Computer software and hardware	29,179	28,989
Leasehold improvements	11,548	14,865
Construction in progress	16,462	8,205
	133,443	134,666
Less accumulated depreciation and amortization	54,004	52,016
	$79,439	$82,650

Depreciation and amortization expense related to the property, plant and equipment was $14.4 million, $13.2 million and $11.2 million, for the years ended December 31, 2008, 2007 and 2006, respectively.  Par incurred a one-time asset impairment charge of $4.3 million, in accordance with SFAS 146 Accounting for Costs Associated with Exit or Disposal Activities, during the fourth quarter of 2008 as a result of the decision to reduce internal R&D operations.

Note 10 - Intangible Assets, net:

($ amounts in thousands)

	December 31,	December 31,
	2008	2007
Trademark licensed from Bristol-Myers Squibb Company, net of accumulated amortization of $3,850 and $2,155	$6,151	$7,846
Teva Pharmaceutical Industries, Inc. Asset Purchase Agreement, net of accumulated amortization of $8,487 and $3,193	-	5,294
Ivax License Agreement, net of accumulated amortization of $8,000 and $5,068	-	2,932
Paddock Licensing Agreement, net of accumulated amortization of $2,250 and $1,250	3,750	4,750
Spectrum Development and Marketing Agreement, net of accumulated amortization of $6,839 and $0	18,161	5,000
Genpharm, Inc. Distribution Agreement, net of accumulated amortization of $7,582 and $6,860	3,251	3,973
SVC Pharma LP License and Distribution Agreement, net of accumulated amortization of $1,106	2,578	-
Bristol-Myers Squibb Company Asset Purchase Agreement, net of accumulated amortization of $11,420 and $9,749	279	1,950
FSC Laboratories Agreement, net of accumulated amortization of $4,816 and $3,814	1,006	2,008
Intellectual property, net of accumulated amortization of $2,691 and $940	-	1,751
Other intangible assets, net of accumulated amortization of $5,216 and $4,693	32	555
	$35,208	$36,059

Intangible assets include estimated fair values of certain distribution rights acquired by Par for equity instruments or in legal settlements, amounts paid for contractual rights acquired by Par to a process, product or other legal right having multiple or alternative future uses that support its realizability and intellectual property and are capitalized and amortized over the estimated useful lives in which the related cash flows are expected to be generated or on a straight-line basis over the products’ estimated useful lives of three to 15 years if estimated cash flows method approximates straight-line basis.  Par evaluates all intangible assets for impairment quarterly or whenever events or other changes in circumstances indicate that the carrying value of an asset may no longer be recoverable.  As of December 31, 2008, Par believes its net intangible assets are recoverable.  Par’s intangible assets included on its consolidated balance sheet at December 31, 2008 include the following:

Trademark licensed from BMS

Par entered into an agreement with Mead Johnson & Company and BMS, dated August 6, 2003, to license the use of the Megace® trademark in connection with a new product developed by Par in exchange for $5.0 million paid by Par in August 2003.  In July 2005, Par made an additional milestone payment of $5.0 million to BMS related to the trademark license above.

Teva Pharmaceutical Industries, Inc. Asset Purchase Agreement

In January 2006, Par reached an agreement with Teva Pharmaceutical Industries, Inc. (“Teva”) and Ivax Corporation (“Ivax”) to purchase eight products that were marketed in the United States by Teva or Ivax for approximately $8.5 million.  An impairment charge of approximately $4.9 million related to this agreement was recorded to cost of goods sold in the year ended December 31, 2008 driven by an increased competitive environment and expected lower future cash flows coupled with Par’s periodic evaluation of its generic product portfolio.

Ivax License Agreement

In December 2005, Par paid $8.0 million to purchase from Ivax the rights to distribute various dosage forms of the immediate release antibiotics amoxicillin/clavulanate potassium and amoxicillin. These products are to be supplied by a GlaxoSmithKline, plc (“GSK”) subsidiary and are fully substitutable for corresponding formulations of Augmentin®, Augmentin ES-600® and Amoxil®.  The agreement terminated as of September 30, 2008.

Paddock Licensing Agreement

In September 2006, Par entered into a licensing agreement with developer Paddock Laboratories, Inc. (“Paddock”) to market testosterone gel 1%, a generic version of Unimed Pharmaceutical (“Unimed”), a wholly-owned subsidiary of Solvay Pharmaceuticals, Inc. (“Solvay”), product Androgel®.  Androgel® is indicated for replacement therapy in males for conditions associated with a deficiency or absence of endogenous testosterone.  Under the terms of the agreement with Paddock, Par paid $6.0 million in the fourth quarter of 2006 for all rights to Paddock’s ANDA for testosterone gel 1%, including all intellectual property associated with the product.  The license agreement also permits Par to launch the generic version of the product no later than February 28, 2016, assuring Par’s ability to market a generic version of Androgel® well before the expiration of the related patent issue.  This license will be amortized over the six-year term of the associated co-promotion arrangement with Solvay.  On January 30, 2009, the FTC filed a lawsuit against the company in the U.S. District Court for the District of Central California alleging violations of antitrust laws stemming from Par’s court-approved settlement in the patent litigation with Solvay Pharmaceuticals.  Par believes it has complied with all applicable laws in connection with the court-approved settlement and intends to vigorously defend this action.

Spectrum Development and Marketing Agreement

In November 2006, Par and Spectrum Pharmaceuticals (“Spectrum”) amended their Development and Marketing Agreement (the “Marketing Agreement”).  Par agreed to purchase and distribute sumatriptan products and GSK supplied products on behalf of Spectrum.  Par paid Spectrum $5 million during the fourth quarter of 2006.  Spectrum granted Par an exclusive royalty-free irrevocable license to market, promote, distribute and sell sumatriptan products and GSK supplied product.  During the second quarter of 2008, Par invested $20 million as part of an amendment to its agreement with Spectrum Pharmaceuticals pursuant to which Par increased its share of the profits from 38% to 95% for the commercialization of the generic versions of GSK's Imitrex® (sumatriptan) injection.  Based on a settlement agreement between Spectrum Pharmaceuticals and GSK, Par launched generic versions of certain sumatriptan injection products in November 2008.  This intangible asset is being amortized over a useful life of three years commencing with the launch of the product.

Genpharm Distribution Agreement

On June 30, 1998, Par completed a strategic alliance with Merck KGaA, a pharmaceutical and chemical company located in Darmstadt, Germany.  Pursuant to a Stock Purchase Agreement, dated March 25, 1998, Par issued 10,400 shares of Par’s common stock to a Merck KGaA subsidiary, EMD, Inc. (“EMD” formerly known as Lipha Americas, Inc.), in exchange for cash of $20.8 million and the exclusive U.S. distribution rights to a set of products covered by a distribution agreement with Genpharm (the “Genpharm Distribution Agreement”) (see Note 13 – “Distribution and Supply Agreements”).  Par determined the fair value of the common stock sold to Merck KGaA to be $27.3 million, which exceeded the cash consideration of $20.8 million received by Par by $6.5 million.  That $6.5 million was assigned to the Genpharm Distribution Agreement, with a corresponding increase in stockholders’ equity.  Additionally, Par recorded a deferred tax liability of approximately $4.3 million and a corresponding increase in the financial reporting basis of the Genpharm Distribution Agreement to account for the difference between the basis in the Genpharm Distribution Agreement for financial reporting and income tax purposes as required by SFAS No. 109, Accounting for Income Taxes.  The aggregate amount of approximately $10.8 million assigned to the Genpharm Distribution Agreement is being amortized on a straight-line basis over 15 years.

SVC Pharma LP License and Distribution Agreement

In June 2008, Par and SVC entered into a license and distribution agreement for dronabinol and related agreements.  Under the terms of the agreements, Par transferred 100% of its interest in SVC to Rhodes Technologies, and SVC became the sole owner of the ANDA for dronabinol.  In exchange, SVC granted Par the exclusive right and license to market, distribute and sell dronabinol in the United States for a term of approximately 10 years.  Par reclassified a portion of its investment in SVC to intangible assets, which represents the right and license to market dronabinol in the United States.  Par launched dronabinol during the third quarter of 2008.  Refer to Note 21 - “Investment in Joint Venture” for further details.

BMS Asset Purchase Agreement

In March 2002, Par entered into an agreement with BMS (the “BMS Asset Purchase Agreement”) and acquired the U.S. rights to five of BMS’s brand products.  Pursuant to the BMS Asset Purchase Agreement, Par terminated its outstanding litigation against BMS involving megestrol acetate oral suspension (Megace Oral Suspension®) and buspirone (BusSpar®) and paid BMS approximately $1.0 million in March 2002 and approximately $1.0 million in April 2003.  Par determined the fair value of the product rights received to be $11.7 million, which exceeded the cash consideration of approximately $2.0 million and associated costs of $0.6 million by approximately $9.0 million. The approximate $9.0 million value was assigned to the litigation settlements and included in settlement income in the first quarter of 2002. The fair value of the product rights received is being amortized on a straight-line basis over seven years, which period began in March 2002.

FSC Laboratories Agreement

In December 2004, Par entered into an agreement with FSC and purchased the New Drug Application (“NDA”) for Isoptin® SR for $15.0 million.  Par and FSC also entered into an economic sharing agreement related to sales of Isoptin® SR and other verapamil hydrochloride sustained release products.  In the fourth quarter of 2005, Par recorded an impairment charge of approximately $9.2 million related to this intangible asset.  The impairment charge was included in cost of goods sold.  Par introduced this product based on a projected market share of approximately 20%.  Upon introduction, the two main competitors continually reduced their pricing in order to maintain their shares of the market.  At the same time, Par failed to capture any significant portion of the market.  Based on Par’s long-term projections for sales and gross margins of the drug, Par determined the recoverability of this asset was impaired as of December 31, 2005.  The fair value as of December 31, 2005 of approximately $3.7 million was determined based on the discounted expected future cash flows of the asset.

Intellectual property

The intellectual property was acquired in the purchase of Kali in 2004 and is being amortized on a straight-line basis over its estimated useful life of ten years.  This asset was written off in conjunction with Par’s October 2008 restructuring plan.  See Note 22 – “Restructuring Costs.”

Other

During the first quarter of 2007, Par made a $0.6 million milestone payment to Nortec Development, Inc. related to the commercialization of propranolol HCl ER that was recorded in other intangible assets.

In January 2006, Par acquired the rights to three products for $1.5 million from Dr. Arie Gutman, president and chief executive officer of FineTech and a former member of Par’s Board of Directors.  Par was marketing these products and Dr. Gutman was entitled to royalties under a prior agreement with FineTech.

In July 2004, Par entered into a license agreement with NovaDel Pharma Inc. whereby Par has the exclusive rights to market, sell and distribute NovaDel’s nitroglycerin lingual spray, NitroMist®, in the United States and Canada.  In November 2006, the FDA approved the nitroglycerin lingual spray and Par paid NovaDel the $1.0 million milestone payment.  Par evaluated the potential market for this product and determined that the level of competition would not yield sufficient profits and that the product no longer fit Par’s long-term strategy and therefore Par recorded an impairment charge for approximately $1.0 million in the generic business during the fourth quarter of 2006.

In 2004, Par acquired the rights to distribute Fluticasone in the U.S. for $2.0 million.  GSK has agreed to manufacture Fluticasone and Par pays GSK a percentage of Par’s net sales of the product.

Par recorded amortization expense related to intangible assets of approximately $18.1 million for 2008, $12.4 million for 2007 and $11.4 million for 2006 and such expense is included in cost of goods sold.  Amortization expense related to intangibles is expected to total approximately $15.7 million in 2009, $9.3 million in 2010, $7.0 million in 2011, $2.7 million in 2012 and $0.5 million in 2013.

Note 11 – Goodwill:

On June 10, 2004, Par acquired all of the capital stock of Kali, a generic pharmaceutical research and development company, for approximately $142.8 million in cash and warrants to purchase 150,000 shares of Par’s common stock valued at approximately $2.5 million. The former Kali stockholders earned an additional $10.0 million for meeting certain product-related performance criteria.  As of December 31, 2005, the former Kali stockholders had earned $5.0 million of these contingent payments which were included in the December 31, 2005 goodwill balance.  In December 2006, the former Kali shareholders completed the performance criteria and earned the remaining $5.0 million, which Par recorded as additional goodwill.  This amount was subsequently paid in January 2007.

In accordance with SFAS 142, the goodwill which totaled $63.7 million at December 31, 2008 and December 31, 2007 is not being amortized, but is tested at least annually, on or about December 31st or whenever events or changes in business circumstances necessitate an evaluation, for impairment using a fair value approach.  Impairment of goodwill is determined to exist when the fair value is less than the carrying value of the net assets being tested.  As of December 31, 2008, Par determined through its estimates that no impairment of goodwill existed.

Note 12 - Research and Development Agreements:

To supplement its own internal development program, Par seeks to enter into development and license agreements with third parties with respect to the development and marketing of new products and technologies.  To date, Par has entered into several of these types of agreements and advanced funds to several non-affiliated companies for products in various stages of development.  Payments made related to these agreements have been expensed as incurred in accordance with Par’s significant accounting policies.  Par believes that the following product development agreements are those that are the most significant to its business.

Generic Business Related

 Aveva Drug Delivery Systems Inc. (formerly Elan Transdermal Technologies, Inc.)

In April 2001, Par entered into a licensing agreement with Aveva Drug Delivery Systems Inc. (formerly Elan Transdermal Technologies, Inc.) (“Aveva”), a U.S. subsidiary of Nitto Denko, to market a clonidine transdermal patch, a generic version of Boehringer Ingelheim’s Catapres TTS®.  Aveva filed an ANDA for the product with the FDA earlier in 2001, including a Paragraph IV certification, certifying that the product did not infringe the branded product’s formulation patent, which expired in May 2003.  Under the agreement, Aveva is responsible for the development and manufacture of the product, while Par is responsible for the marketing, sales and distribution. Par has agreed to reimburse Aveva for research and development costs and Aveva will receive a royalty from the sale of the product.  In addition, Par has agreed to pay to Aveva $1.0 million upon FDA approval of the product, and a royalty on all future sales of the product.

Actavis Group (formerly Abrika Pharmaceuticals)

Par executed a collaboration agreement with Abrika Pharmaceuticals (now Actavis Group ) in November 2004 for the development of four extended release generic products – Nifedipine XR (Addalat CC®), Methylphenidate LA (Ritalin LA®), Zolpidem CR (Ambien CR®) and Alfuzosin (Uroxatral®).  Initial development costs included a down-payment of $0.4 million for each development project and if research and development costs exceeded $0.8 million, Par would reimburse 50% of such developmental costs.  Par incurred approximately $2.2 million in 2007 which was charged to research and development expense.  Actavis will continue to market the approved strengths of Nifedipine XR (Addalat CC®) and the partner will continue to co-develop an additional strength of Nifedipine XR.   The agreement is set for a fifteen year term from commercial launch. Net profits are to be split equally between the parties.  On December 24, 2008, Par transferred to Actavis Group all the rights and obligations to the Methylphenidate LA (Ritalin LA®), Alfuzosin (Uroxatral®) and Zolpidem CR (Ambien CR®) development programs for $4 million, which was recorded in gains on sale of product rights and other on the consolidated statements of operations for the year ended December 31, 2008.

Intellipharmaceutics Corp.

In November 2005, Par executed a license and commercialization agreement with Intellipharmaceutics Corp. (“IPC”) for the development of Dexmethylphenidate XR (Focalin XR®).  Initial development costs included a milestone payment of $250 thousand, paid in January 2006.  Subsequent milestones for $250 thousand are payable upon passing all bioequivalence studies and another $250 thousand upon FDA’s acceptance for filing the ANDA.  IPC is responsible for all development costs except for bioequivalence costs, API costs and scale up and stability costs.  Par incurred approximately $1.1 million in 2007 which was charged to research and development expense.  2008 research and development expense related to this program was minimal.  Upon launch, IPC can earn up to a maximum of $2.5 million depending on the number of parties, generic equivalents and their introduction of the product during the first 180 days from launch.   In addition Par has agreed to share profits on all future sales of the product. The agreement is set for a ten year term from commercial launch of the product.

Cipla Limited

In December 2007, Par executed a development and supply agreement with Cipla Limited (“Cipla”) for the development of one generic product.  The total milestone payments could be up to $0.6 million under the agreement.  Par is responsible for the clinical costs, API costs, stability testing and process validation.  Par incurred $1.7 million in 2008 and $0.5 million in 2007 which was charged to research and development expense.  The agreement is set for a ten year term from commercial launch of the product.

Strativa Business Related

BioAlliance Pharma SA

In July 2007, Par entered into an exclusive licensing agreement under which Par will receive commercialization rights in the U.S. to BioAlliance Pharma's Loramyc® (miconazole Lauriad®), an antifungal therapy then in Phase III development for the treatment of oropharyngeal candidiasis, an opportunistic infection commonly found in immunocompromised patients, including those with HIV and cancer.  Under the terms of the agreement, Par paid BioAlliance an initial payment of $15.0 million.  On February 6, 2009, BioAlliance completed Phase III studies and submitted a NDA for Loramyc® (miconazole Lauriad®) and is awaiting a response from the FDA indicating whether the NDA has been accepted for filing by the FDA, a process which could take up to 60 days.  Par will also pay BioAlliance $20.0 million upon FDA approval.  In addition to royalties on sales, BioAlliance may receive milestone payments on future sales.

Hana Biosciences, Inc

In August 2007, Par announced that it acquired the North American commercial rights to ZensanaTM (ondansetron HCl) Oral Spray from Hana Biosciences, Inc. (“Hana”).  Ondansetron is used to prevent nausea and vomiting after chemotherapy, radiation and surgery.  The terms of the agreement contain multiple elements, including a $5 million investment in Hana at a contractually agreed $1.2 million premium.  Par recorded its investment in Hana at $3.8 million based on the prevailing market price of Hana common stock at the date of the agreement and charged the $1.2 million, which represents a non-refundable upfront license payment, to research and development expense in the third quarter of 2007.  In addition, Hana will receive milestone payments and royalties on future sales of ZensanaTM.  Par is responsible for all development costs.  A subsequent milestone for $6.0 million is payable upon NDA approval by the FDA. In addition to the above mentioned $1.2 million, Par incurred $2.9 million in 2008 and $1.1 million in 2007 which was charged to research and development expense.

Optimer Pharmaceutical Corporation

In April 2005, Par and Optimer entered into a joint development and collaboration agreement for an antibiotic compound (“PAR-101”).  Under the terms of the joint development and collaboration agreement, Optimer agreed to fund all expenses associated with the clinical trials of PAR-101, while Par would have been responsible for the clinical development, submission of the NDA and coordination of legal and regulatory responsibilities associated with PAR-101. In the event that PAR-101 was ultimately cleared for marketing, Par would have manufactured and would have had exclusive rights to market, sell and distribute PAR-101 in the U.S. and Canada.  Par was to pay Optimer a royalty on sales of PAR-101 and also had an option to extend the agreement to include up to three additional drug candidates from Optimer.  In February 2007, in exchange for $20.0 million, Par terminated the agreement and returned the marketing rights to Optimer.  Par has the possibility to receive royalty payments on any future global sales of the product.

Alfacell Corporation

In January 2008, Par entered into an exclusive license agreement with Alfacell Corporation (“Alfacell”).  Under the agreement, Par received the exclusive U.S. commercialization rights to Alfacell’s Onconase® (ranpirnase).  In exchange for the U.S. commercialization rights, Par made an initial payment to Alfacell of $5 million (charged to research and development expense) and will make a subsequent payment of up to $20 million upon (and subject to) Alfacell’s receipt of FDA approval for the product.  If Onconase® receives FDA approval, Par will commercialize the product in the United States and pay Alfacell royalties on net sales of the product, and Alfacell will be eligible to receive additional milestone payments if net sales reach certain threshold amounts in any given calendar year.  In addition, Alfacell may be eligible to receive milestone payments upon the achievement of certain development and regulatory milestones with respect to future indications for Onconase®.  Under a separate supply agreement between Alfacell and Par, Alfacell is required to supply commercial quantities of Onconase® to Par.

On January 27, 2009, Alfacell reported that it has conducted a pre-NDA meeting with the FDA to discuss its planned submission of the final components of the Onconase® rolling New Drug Application for the treatment of unresectable malignant mesothelioma.  At the pre-NDA meeting, the FDA provided guidance to Alfacell recommending that an additional clinical trial be conducted in unresectable malignant mesothelioma patients that have failed one prior chemotherapy regimen, prior to submitting a NDA.  As previously reported, the results of the preliminary statistical analysis of the data from the confirmatory Phase IIIb clinical trial for Onconase® in patients suffering from unresectable malignant mesothelioma did not meet statistical significance for the primary endpoint of survival in unresectable malignant mesothelioma.  However, a statistically significant improvement in survival was seen in the treatment of unresectable malignant mesothelioma patients who failed one prior chemotherapy regimen, a pre-defined primary data set for this sub-group of patients in the trial, which represents a currently unmet medical need.  Alfacell’s current financial situation does not allow it to pursue an additional clinical trial until other sources of capital are secured.  Alfacell intends to continue to explore strategic alternatives and additional capital.  Under our agreement, the next milestone payment to Alfacell is payable upon approval of Onconase® by the FDA for unresectable malignant mesothelioma.  Par does not have an obligation to provide Alfacell with any additional funding to conduct the FDA required additional clinical trial.

Related Party – Alfacell

Lawrence A. Kenyon became Executive Vice President, Finance of Par effective as of December 15, 2008, and will assume the role of Executive Vice President and Chief Financial Officer of Par as of March 9, 2009.  Mr. Kenyon recently served as Executive Vice President, Chief Financial Officer, and Corporate Secretary from January 2007, and Chief Operating Officer since November 2007, of Alfacell Corporation.  Mr. Kenyon has been a member of the board of directors of Alfacell since November 2007 and will continue to serve as a member of the Alfacell board.  Through February 17, 2009, Mr. Kenyon acted as President, Chief Financial Officer and Corporate Secretary of Alfacell.

MonoSol Rx

In June 2008, Par entered into an exclusive licensing agreement with MonoSol Rx under which Par acquired the U.S. commercialization rights to MonoSol’s thin film formulation of ondansetron.  Through September 2008, Par made payments of $2.5 million (charged to research and development expense) to MonoSol, consisting of an initial payment of $1.25 million for the delivery of product prototype and a development milestone of $1.25 million for the delivery of pilot stability reports.  In the first quarter of 2009, MonoSol completed final ondansetron thin film bioequivalence reports indicating successful completion of all clinical studies necessary to file the NDA for the product with the FDA including meeting all applicable clinical end-points necessary for the approval of the NDA for the product, thereby triggering our payment of a $1 million milestone.  Par may make subsequent payments of up to $2.5 million, depending upon (and subject to) MonoSol’s achievement of specified development milestones.  Par may also pay up to $2 million of certain clinical costs that exceed $1 million.  If the product receives FDA approval, Par will commercialize the product in the United States and pay MonoSol royalties on net sales (as defined in the agreement) of the product, and MonoSol will be eligible to receive sales milestone payments if net sales reach certain threshold amounts in any given calendar year.  Subject to FDA approval, MonoSol will supply commercial quantities of the product to Par.

Note 13 - Distribution and Supply Agreements:

Par enters into marketing and license agreements with third parties to market new products and technologies in an effort to broaden its product line.  To date, Par has entered into and is selling product through several of these agreements.  Par recognizes the expense associated with these agreements as part of cost of goods sold.  Par believes that the following agreements are those that are the most significant to its business.

Glaxo Wellcome Manufacturing PTE Limited (“GSK”)

On November 14, 2006, Par and Glaxo GSK entered into a Supply and Distribution Agreement (the “GSK Ranitidine HCl Syrup Agreement”), pursuant to which Par would market Ranitidine HCl Syrup, supplied and licensed from GSK.  Ranitidine HCl Syrup is the generic equivalent to GSK’s Zantac® Syrup Product.  Under the GSK Ranitidine HCl Syrup Agreement, GSK has agreed to manufacture the product and Par has agreed to pay GSK a percentage of Par’s net sales of the product, as defined in the agreement.  Par commenced sales of the product in March 2007 once another fully substitutable generic version of the drug became available in the U.S.

Nortec Development Associates, Inc. (“Nortec”)

On June 14, 2002, Par and Nortec entered into a Patent and Know How License Agreement (the “Nortec Propranolol Agreement”) pursuant to which Par would license to use and sell Nortec’s sustained release propranolol product using the Know-how to further develop and register the product.  Propranolol HCl ER is the generic equivalent of Wyeth Pharmaceuticals’ Inderal® LA.  Under the Nortec Propranolol Agreement, Par will market, sell and distribute the product and will pay Nortec a percentage of the net sales, as defined in the agreement.  Par received final approval from the FDA in January 2007, at which time it commenced sales of the product.

AstraZeneca LP (“AstraZeneca”)

On August 10, 2006, Par and AstraZeneca entered into a distribution agreement (“the AstraZeneca Agreement”), pursuant to which Par is marketing Metoprolol Succinate (“Metoprolol”), supplied and licensed from AstraZeneca.  Under this agreement, AstraZeneca has agreed to manufacture the product and Par has agreed to pay AstraZeneca a percentage of Par’s profit for the product, as defined in the agreement.

Ivax/Teva agreements

  In December 2005, Par paid $8.0 million to purchase from Ivax the rights to distribute various dosage forms of the immediate release antibiotics amoxicillin/clavulanate potassium and amoxicillin.  In December 2005, Par also announced that it entered into agreements with Teva, Ivax and an affiliate of Teva to purchase eight products that were marketed in the United States by Ivax or Teva for $8.5 million. The closing of the purchase agreements was contingent upon the closing of Teva's acquisition of Ivax, which occurred in January 2006.

GlaxoSmithKline plc (“GSK”)

On November 10, 2006 Par and GSK and certain of its affiliates entered into a supply and distribution agreement, pursuant to which Par is marketing certain products containing sumatriptan. Under the agreement, GSK would supply Par and Par would market the product in the U.S.  In addition to the agreed upon price for the product Par will pay GSK a percentage of Par’s net sales of the product, as defined in the agreement.

In December 2005, in conjunction with Ivax/Teva agreements, Par was also assigned a supply agreement (the “GSK Amoxicillin Supply Agreement”) with GSK, dated June 22, 2004.  Under the GSK Amoxicillin Supply Agreement, GSK had agreed to manufacture the product and Par had agreed to pay GSK a percentage of Par’s net sales of the product, as defined in the agreement.  This agreement was terminated on September 30, 2008.

On July 14, 2004, Par and GSK and certain of its affiliates entered into a supply and distribution agreement (the “GSK Fluticasone Supply Agreement”), pursuant to which Par is marketing fluticasone supplied and licensed from GSK, in the U.S., including the Commonwealth of Puerto Rico.  Under the GSK Fluticasone Agreement, GSK has agreed to manufacture the product and Par has agreed to pay GSK a percentage of Par’s net sales of the product, as defined in the agreement.

Par and GSK and certain of its affiliates entered into a license and supply agreement (the “GSK Paroxetine Supply Agreement”), dated April 16, 2003, pursuant to which Par is marketing paroxetine, supplied and licensed from GSK, in the U.S., including the Commonwealth of Puerto Rico.  Under the GSK Paroxetine Supply Agreement, GSK has agreed to manufacture the product and Par has agreed to pay GSK a percentage of Par’s net sales of the product, as defined in the agreement.  Pursuant to the GSK Paroxetine Supply Agreement, GSK is entitled to suspend Par’s right to distribute paroxetine if at any time another generic version of Paxil® is not being marketed.  Effective January 15, 2007, the GSK Paroxetine Supply Agreement was terminated.  Par’s obligation to pay GSK a percentage of net sales of the product terminated on September 30, 2007.

Pentech Pharmaceuticals, Inc.

In November 2002, Par amended its agreement (the “Pentech Supply and Marketing Agreement”) with Pentech Pharmaceuticals, Inc. (“Pentech”), dated November 2001, to market paroxetine capsules.  Pursuant to the Pentech Supply and Marketing Agreement, Par paid all legal expenses up to $2.0 million, which were expensed as incurred, to obtain final regulatory approval.  Legal expenses in excess of $2.0 million were fully creditable against profit payments to Pentech.  Pursuant to the Pentech Supply and Marketing Agreement, Par had agreed to pay Pentech a percentage of the gross profits, as defined in such agreement, on all its sales of paroxetine.  Par and Pentech were in litigation regarding a dispute over the gross profit share amount.  A court ruling in favor of Pentech was entered on February 9, 2009.  See Note 18 - “Commitments, Contingencies and Other Matters.”

Dr. Reddy’s Laboratories Ltd.

In April 2001, Par and Dr. Reddy’s Laboratories Ltd. (“Dr. Reddy”), a producer of bulk active ingredients for the pharmaceutical industry and a developer and manufacturer of finished dosage forms located in India, entered into a broad-based co-marketing and development agreement (the “Reddy Development and Supply Agreement”) covering up to 14 generic pharmaceutical products to be marketed exclusively by Par in the U. S. and certain U.S. territories.  Four products covered under this agreement are being marketed by Par.  Dr. Reddy is required to use commercially reasonable efforts to develop the products covered by the Reddy Development and Supply Agreement, and is responsible for the completion of product development and for obtaining all applicable regulatory approvals.  The products covered by the Reddy Development and Supply Agreement are in addition to four products being marketed by Par under prior agreements with Dr. Reddy.  Pursuant to these agreements, Par has agreed to pay Dr. Reddy a certain percentage of the gross profits, as defined in each agreement, on sales of products covered by such agreements.

 Genpharm, Inc.

Pursuant to the Genpharm Distribution Agreement, Par had the exclusive distribution rights within the U.S. and certain U.S. territories to approximately 40 generic pharmaceutical products.  In August 2006, Par and Genpharm entered into a settlement agreement and release of claims (“Settlement Agreement”), pursuant to which 19 products have been terminated.  Refer to Note 18 below.  In February 2009, Par and Genpharm entered into an agreement which terminated all but 6 products under the distribution agreement.  Par has agreed to pay Genpharm or its assignee a percentage of the gross profits, as defined in the agreement, on sales of products covered by the Genpharm Distribution Agreement.

SVC Pharma LP

On June 27, 2008 Par and SVC entered into a license and distribution agreement for dronabinol.  SVC granted Par the exclusive right and license to market, distribute and sell dronabinol in the United States for a term of approximately 10 years.  Par will share net product margin as contractually defined on future sales of dronabinol with SVC.  Par is responsible for distribution, collections, and returns, while SVC is responsible for supplying dronabinol to Par for distribution.

Payables Due To Supply and Distribution Agreement Partners

Pursuant to these distribution agreements, Par pays its partners a percentage of gross profits or a percentage of net sales, in accordance with contractual terms of the underlying agreements.  As of December 31, 2008 Par had payables due to distribution agreement partners of $91.5 million and $36.5 million as of December 31, 2007.

Note 14 - Long-Term Debt:

($ amounts in thousands)	December 31,	December 31,
	2008	2007
	(as adjusted)	(as adjusted)
Senior subordinated convertible notes (a)	$130,141	$175,718
Less current portion	(130,141)	(175,718)
	$-	$-

(a)

On December 31, 2008, the senior subordinated convertible notes had a face value of $142 million and a quoted market value of approximately $112.1 million.  The notes bear interest at an annual rate of 2.875%, payable semi-annually on March 30 and September 30 of each year.  The notes are convertible into common stock at an initial conversion price of $88.76 per share, upon the occurrence of certain events.  Upon conversion, Par has agreed to satisfy the conversion obligation in cash in an amount equal to the principal amount of the notes converted.  The notes mature on September 30, 2010, unless earlier converted, accelerated or repurchased.  Par may not redeem the notes prior to their maturity date.

See “Legal Proceedings” in Note 18, “Commitments, Contingencies and Other Matters” for discussion involving notices of default and acceleration Par received from the Trustee of Par’s 2.875% senior subordinated convertible notes due 2010 and the related litigation.  Until the matter is resolved, Par recorded the payment obligations as a current liability as of December 31, 2008 and 2007 because the Court in the matter could (i) rule against Par’s position and (ii) determine that the appropriate remedy would be the accelerated payment of the Notes.  Accordingly, Par cannot consider the possibility of accelerated payment to be remote.

 In October 2008, Par repurchased senior subordinated convertible notes in the aggregate principal amount of $58 million for approximately $50 million, including accrued interest.  This repurchase resulted in the write-off of approximately $500 thousand of deferred financing costs in the fourth quarter of 2008.  Par recorded a gain of approximately $3 million ($2 million after tax) in the fourth quarter of 2008 related to this debt extinguishment.

During 2008, Par incurred cash interest expense of $6,259 thousand, $6,803 thousand in 2007 and $6,781 thousand in 2006.  Interest accrued on the senior subordinated convertible notes since September 30, 2008 was payable on March 31, 2009.

Note 15 - Earnings Per Share:

The following is a reconciliation of the amounts used to calculate basic and diluted earnings per share ($ and share amounts in thousands):

	For the Years Ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
(Loss) income from continuing operations	($53,315)	$46,784	$2,721

Gain from discontinued operations	505	-	-
Provision for income taxes	2,361	1,212	894
Loss from discontinued operations	1,856	1,212	894
Net (loss) income	($55,171)	$45,572	$1,827

Basic:
Weighted average number of common shares outstanding	33,312	34,494	34,422

(Loss) income from continuing operations	($1.60)	$1.36	$0.08
Loss from discontinued operations	(0.05)	(0.04)	(0.03)
Net (loss) income per share of common stock	($1.65)	$1.32	$0.05

Assuming dilution:
Weighted average number of common shares outstanding	33,312	34,494	34,422
Effect of dilutive securities	-	224	231
Weighted average number of common and common equivalent shares outstanding	33,312	34,718	34,653

(Loss) income from continuing operations	($1.60)	$1.35	$0.08
Loss from discontinued operations	(0.05)	(0.04)	(0.03)
Net (loss) income per share of common stock	($1.65)	$1.31	$0.05

        Outstanding options of 3,718 thousand as of December 31, 2008, 4,066 thousand as of December 31, 2007, and 4,950 thousand as of December 31, 2006 were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market price of the common stock during the respective periods and their inclusion would, therefore, have been anti-dilutive.  Since Par had a net loss for the year ended December 31, 2008, basic and diluted net loss per share of common stock is the same, because the effect of including potential common stock equivalents (such as stock options, restricted shares, and restricted stock units) would be anti-dilutive.  As of December 31, 2008, restricted stock grants with market conditions were not included in the calculation of diluted earnings per share because the Total Stockholder Return ("TSR") on Par’s common stock did not exceed a minimum TSR relative to Par’s stock price at the beginning of the vesting period.  In addition, outstanding warrants sold concurrently with the sale of the subordinated convertible notes in September 2003 and issued in conjunction with the acquisition of Kali in June 2004 were not included in the computation of diluted earnings per share as of December 31, 2008.  The warrants related to the notes are exercisable for an aggregate of 2,253 thousand shares of common stock at an exercise price of $105.20 per share and the warrants related to the Kali acquisition are exercisable for an aggregate of 150 thousand shares of common stock at an exercise price of $47.00 per share.

Note 16 - Stockholders’ Equity:

Preferred Stock

In 1990, Par’s stockholders authorized 6 million shares of preferred stock, par value $0.0001 per share.  The preferred stock is issuable in such classes and series and with such dividend rates, redemption prices, preferences, and conversion and other rights as the Board may determine at the time of issuance.  At December 31, 2008 and 2007, Par did not have any preferred stock issued and outstanding.

Dividends

Par did not pay any dividends to holders of its common stock in 2008, 2007 or 2006.  Par has never declared or paid cash dividends on its common stock. Par currently intends to retain its future earnings and available cash to fund the growth of its business and does not expect to pay dividends in the foreseeable future.  However, payment of dividends is within the discretion of its Board of Directors.

Comprehensive Income (Loss)	For the Years Ended December 31,
($ amounts in thousands)	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
Net (loss) income	($55,171)	$45,572	$1,827
Other comprehensive income:
Defined benefit pension plan, net of tax	-	-	267
Unrealized (loss) gain on marketable securities, net of tax	(2,832)	(1,912)	3,171
Less: reclassification adjustment for net losses (gains) included in net income, net of tax	4,316	981	(1,966)
Comprehensive (loss) income	($53,687)	$44,641	$3,299

The reconciliation of the unrealized gains and losses on available for sale securities for years ended December 31, 2008 and 2007 is as follows ($ amounts in thousands):

	Unrealized (Loss) / Gain on Available for Sale Securities
	Before-Tax Amount	Tax Benefit (Expense)	Net-of-Tax Amount
Balance, December 31, 2006	($704)	$273	($431)
Unrealized (loss) gain on marketable securities, net of tax	(3,083)	1,171	(1,912)
Less: reclassification adjustment for net losses (gains) included in net income, net of tax	1,583	(602)	981
Balance, December 31, 2007	($2,204)	$842	($1,362)
Unrealized (loss) gain on marketable securities, net of tax	(4,556)	1,724	(2,832)
Less: reclassification adjustment for net losses (gains) included in net income, net of tax	6,962	(2,646)	4,316
Balance, December 31, 2008	$202	($80)	$122

Treasury Stock

In April 2004, Par’s Board of Directors authorized the repurchase of up to $50.0 million of Par’s common stock.  The repurchases may be made, subject to compliance with applicable securities laws, from time to time in the open market or in privately negotiated transactions.  Shares of common stock acquired through the repurchase program are and will be available for general corporate purposes.  Par had repurchased 849 thousand shares of its common stock for approximately $32.2 million pursuant to the April 2004 authorization.  On September 28, 2007, Par announced that its Board approved an expansion of its share repurchase program allowing for the repurchase of up to $75.0 million of Par’s common stock, inclusive of the $17.8 million remaining from the April 2004 authorization.  Par repurchased 1,643 thousand shares of its common stock for approximately $31.4 million pursuant to the expanded program in 2007.  The authorized amount remaining for stock repurchases under the repurchase program was $43.6 million, as of December 31, 2008.  The repurchase program has no expiration date.

Purchased Call Options

Concurrently with the sale of the subordinated convertible notes described above, Par purchased call options on its common stock (the “purchased call options”) designed to mitigate the potential dilution from conversion of the convertible notes.  Under the terms of the purchased call options, Par has the right to purchase the aggregate number of shares of its common stock that Par would be obligated to issue upon conversion of the convertible notes, up to a maximum of 2,253 thousand shares, from an affiliate of one of the initial purchasers (the “Counterparty”) at a purchase price of $88.76 per share, the initial conversion price of the notes.  Par has the option to settle the purchased call options with the Counterparty through a net share settlement or net cash settlement, either of which would be based on the extent to which the then-current market price of the common stock exceeds $88.76 per share.  The cost of the purchased call options of $49,368 thousand was charged to additional paid-in-capital on Par’s consolidated balance sheets.  The cost of the purchased call options was partially offset by the sale of warrants to acquire shares of the common stock (the “sold warrants”) by the Counterparty.  The sold warrants are exercisable for an aggregate of 2,253 thousand shares at an exercise price of $105.20 per share.  The sold warrants may be settled, at Par’s option, either through a net share settlement or a net cash settlement, either of which would be based on the extent to which the then-current market price of the common stock exceeds $105.20 per share.  The gross proceeds from the sold warrants of $32,563 thousand were recognized as additional paid-in-capital on Par’s consolidated balance sheets.  The net effect of the purchased call options and the sold warrants is to either reduce the potential dilution from the conversion of the convertible notes if Par elects a net share settlement or to increase the net cash proceeds of the offering, if a net cash settlement is elected and the convertible notes are converted at a time when the market price of the common stock exceeds $88.76 per share.  If the market price of the common stock at the maturity of the sold warrants exceeds $105.20, the dilution mitigation under the purchased call options will be capped, meaning that there would be dilution from the conversion of the convertible notes only to the extent that the then market price per share of the common stock exceeds $105.20 at the time of conversion.

Stock Options

The following is a summary of stock option activity in each of the periods as indicated (share amounts in thousands):

	For the Years Ended December 31,
	2008		2007			2006
	Shares	Weighted Average Exercise Price	Shares		Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	4,526	$34.76	5,470		$36.00	5,134	$37.86
Granted	465	11.02	592		23.41	1,348	28.35
Exercised	(71)	7.10	(68)		5.60	(402)	21.26
Canceled	(855)	37.72	(1,468)	(a)	36.16	(610)	44.56
Outstanding at end of year	4,065	$31.88	4,526		$34.76	5,470	$36.00

(a) Includes approximately 181 stock options cash settled in the fourth quarter of 2007. Refer to Note 3 – “Share-Based Compensation.”

At December 31, 2008 exercisable options amounted to 3,044 thousand, 3,399 thousand at the end of 2007 and 3,549 thousand at the end of 2006.  The weighted average exercise prices of the options for these periods were $36.51 for 2008, $37.68 for 2007 and $38.33 for 2006.  Exercise price ranges and additional information regarding the 4,065 thousand options outstanding at December 31, 2008 are as follows (share amounts in thousands):

	Outstanding Options			Exercisable Options
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life	Number of Options	Weighted Average Exercise Price
Exercise Price Range
$4.12 to $7.63	103	$6.90	1.9 years	103	$6.90
$7.64 to $10.99	463	$10.99	9.9 years	-	$ -
$15.10 to $22.63	380	$18.73	8.1 years	164	$18.42
$22.93 to $34.29	2,092	$29.69	4.5 years	1,774	$30.35
$36.06 to $53.40	474	$42.55	5.6 years	450	$42.57
$60.85 to $70.45	553	$62.26	4.6 years	553	$62.26

In 2004, Par’s stockholders approved the 2004 Performance Equity Plan (the “2004 Plan”) and in 2005 approved the amendment and restatement of the 2004 Plan.  The 2004 Plan provides for the granting of incentive and non-qualified stock options, stock appreciation rights, restricted stock and restricted stock units or other stock based awards to employees of Par or others.  The 2004 Plan became effective on May 26, 2004 and will continue until May 26, 2014 unless terminated sooner.  Par has reserved up to 5,335 thousand shares of common stock for issuance of stock options and up to 539 thousand shares of common stock for issuance of restricted stock and restricted stock units under the 2004 plan as of December 31, 2008.  Vesting and option terms are determined in each case by the Compensation and Management Development Committee of the Board. The maximum term of the stock options and the stock appreciation rights are ten years.  The restricted stock and the restricted stock units vest over four years.

In 2001, Par’s stockholders approved the 2001 Performance Equity Plan (the “2001 Plan”), which was subsequently amended at Par’s 2003 Annual Meeting of Shareholders.  The 2001 Plan provided for the granting of incentive and non-qualified stock options to employees of Par and to others.   The 2001 Plan became effective July 12, 2001.  However, upon approval by the stockholders of the 2004 Plan on May 26, 2004, no additional awards are available to be made under the 2001 Plan.  The 2001 Plan will terminate when all awards granted under such plan are no longer outstanding.   As of December 31, 2008, Par has reserved no shares of common stock for issuance under the 2001 Plan.  The maximum term of an option under the 2001 Plan was ten years.  Vesting and option terms were determined in each case by the Compensation and Management Development Committee of the Board.

In 2000, the Board adopted the 2000 Performance Equity Plan (the “2000 Plan”), which plan was subsequently amended, making it a non-qualified, broad-based plan not subject to stockholder approval.  The 2000 Plan provides for the granting of incentive and non-qualified stock options to employees of Par and to others.  The 2000 Plan became effective March 23, 2000 and will continue until March 22, 2010 unless earlier terminated.  Par has reserved 110 shares of common stock for issuance under the 2000 Plan as of December 31, 2008. The maximum term of an option under the 2000 Plan is ten years.  Vesting and option terms are determined in each case by the Compensation and Management Development Committee of the Board.  The maximum term of the option is reduced to five years if an incentive stock option is granted to a holder of more than 10% of the total combined voting power of all the classes of capital stock of Par.

In 1998, Par’s stockholders approved the 1997 Directors’ Stock Option Plan (the “1997 Directors’ Plan”), which was subsequently amended at the 2003 Annual Meeting of Stockholders and again at the 2007 Annual Meeting of Stockholders, pursuant to which options are granted to non-employee directors of Par.  The 1997 Directors’ Plan became effective October 28, 1997 and will continue until December 31, 2017 unless earlier terminated. Options granted under the 1997 Directors’ Plan become exercisable in full on the first anniversary of the date of grant, so long as the eligible director has not been removed “for cause” as a member of the Board on or prior to the first anniversary of the date of grant. The maximum term of an option under the 1997 Directors’ Plan is ten years.  The 1997 Directors’ Plan also allows for the granting of restricted stock units that vest over 4 years.  Pursuant to the amendment and restatement to the 1997 Directors’ Plan approved by the stockholders in 2007, non-employee directors, effective January 1, 2008, will receive an annual grant of restricted stock units equal to the fair market value of $100,000, which vest one year from the anniversary of the date of grant unless the director has been removed “for cause.”  The restricted stock units are not issued or otherwise distributed to the director until the director terminates service on the Board.  As of December 31, 2008, Par has reserved 226 shares of common stock for issuance under the 1997 Directors’ Plan.

Under all of Par’s stock option plans, the stock option exercise price of all the options granted equaled the market price on the date of grant.

In October 2004, the Board adopted a stockholder rights plan designed to ensure that all stockholders of Par receive fair and equal treatment in the event of an unsolicited attempt to acquire Par.  The adoption of the rights plan is intended to deter partial and “two step” tender offers or other coercive takeover tactics, and to prevent an acquirer from gaining control of Par without offering a fair price to all of Par’s stockholders.  The rights plan was not adopted in response to any known offers for Par and is similar to stockholder rights plans adopted by many other public companies.

 To implement the rights plan, the Board declared a distribution of one preferred stock purchase right per share of common stock, payable to all stockholders of record as of November 8, 2004.  The rights will be distributed as a non-taxable dividend and expire on October 27, 2014.  The rights will be evidenced by the underlying Company common stock, and no separate preferred stock purchase rights certificates will presently be distributed.  The rights to acquire preferred stock are not immediately exercisable and will become exercisable only if a person or group acquires or commences a tender offer for 15% or more of Par’s common stock.

If a person or group acquires or commences a tender offer for 15% or more of Par’s common stock, each holder of a right, except the acquirer, will be entitled, subject to Par’s right to redeem or exchange the right, to exercise, at an exercise price of $225, the right for one one-thousandth of a share of Par’s newly-created Series A Junior Participating Preferred Stock, or the number of shares of Par’s common stock equal to the holder’s number of rights multiplied by the exercise price and divided by 50% of the market price of Par’s common stock on the date of the occurrence of such an event.  The Board may terminate the rights plan at any time or redeem the rights, for $0.01 per right, at any time before a person or group acquires 15% or more of Par’s common stock.

Note 17 - Income Taxes:

The components of Par’s (benefit) provision for income taxes on income from continuing operations for the years ended December 31, 2008, 2007 and 2006 are as follows:

($ amounts in thousands)	For the Years Ended December 31,
	2008	2007	2006
Current income tax (benefit) provision:	(as adjusted)	(as adjusted)	(as adjusted)
Federal	($11,844)	$17,683	$3,016
State	(302)	1,292	2,476
	(12,146)	18,975	5,492
Deferred income tax (benefit) provision:
Federal	(19,785)	2,880	(3,568)
State	(516)	2,815	(2,334)
	(20,301)	5,695	(5,902)
	($32,447)	$24,670	($410)

Deferred tax assets and (liabilities) as of December 31, 2008 and 2007 are as follows:

($ amounts in thousands)	December 31,	December 31,
	2008	2007
Deferred tax assets:	(as adjusted)	(as adjusted)
Accounts receivable	18,317	34,857
Inventories	5,150	7,990
Accrued expenses	25,584	-
Purchased call options	3,990	8,526
Intangible assets	44,526	35,717
Net operating loss carryforwards	7,601	6,751
Asset impairments	4,908	8,387
Stock options and restricted shares	14,014	13,449
Investment in joint venture	-	3,702
Contribution carryforwards	9,908	4,166
Other	7,980	4,149
Total deferred tax assets	141,978	127,694

Deferred tax liabilities:
Fixed assets	(6,958)	(5,633)
Distribution agreements	(1,235)	(1,510)
FSP APB 14-1 non-cash interest	(4,506)	(9,227)
Total deferred tax liabilities	(12,699)	(16,370)

Less valuation allowance	(7,601)	(5,900)
Net deferred tax asset	121,678	105,424

Par had net operating loss (“NOL”) carryforwards at December 31, 2008 of approximately $124 million for state income tax purposes, which begin expiring in 2010. A valuation allowance has been established due to the uncertainty of realizing NOL carryforwards. The valuation allowance, which consists of state NOLs, was increased in 2008 by $1.7 million for state NOL carryforwards which may not be realizable due to expected operations of certain subsidiaries in those states.

The exercise of stock options in 2008 and 2007 resulted in tax benefits of $255 thousand and $501 thousand, respectively, which were credited to additional paid-in capital.  In 2006, Par recorded a credit of $2,495 thousand in additional paid-in-capital due to the resolution of certain tax contingencies.  Par has certain reserves for tax contingencies for other specified matters.

The table below provides reconciliation between the statutory federal income tax rate and the effective rate of income tax expense for each of the years shown as follows:

	For the Years Ended December 31,
	2008	2007	2006
Federal statutory tax rate	35%	35%	35%
State tax – net of federal benefit	3	3	3
Research and development tax credit benefit	1	(2)	(72)
Tax contingencies	(5)	-	-
Other	4	(1)	16
Effective tax rate	38%	35%	(18%)

Tax Contingencies

At December 31, 2008, the total amount of gross unrecognized tax benefits (excluding the federal benefit received from state positions) was $30.2 million.  Of this total, $10.3 million (net of the federal benefit on state issues) represents the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective tax rate in future periods.  The total amount of accrued interest and penalties resulting from such unrecognized tax benefits was $11.4 million at December 31, 2008 and $6.9 million at December 31, 2007.

Significant judgment is required in evaluating Par’s tax positions and determining its provision for income taxes.  During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain.  Par establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due.  These reserves are established when Par believes that certain positions might be challenged despite its belief that Par’s tax return positions are fully supportable.  Par adjusts these reserves in light of changing facts and circumstances, such as the outcome of tax audits.  The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate.  Accruals for tax contingencies are provided for in accordance with the requirements of FIN 48.  Par has elected to retain its existing accounting policy with respect to the treatment of interest and penalties attributable to income taxes in accordance with FIN 48, and continues to reflect interest and penalties attributable to income taxes, to the extent they arise, as a component of its income tax provision or benefit as well as its outstanding income tax assets and liabilities.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits as of December 31, 2008 and 2007 are as follows:

($ amounts in thousands)	2008	2007
Gross balance at January 1	$24,150	$21,768
Additions based on tax positions related to the current year	1,022	1,558
Additions for tax positions of prior years	7,335	824
Reductions for tax positions of prior years	(2,290)	-
Reductions due to lapse of applicable statute of limitations	-	-
Audit settlements paid during the year	-	-
Gross balance at December 31	30,217	24,150
Interest and penalties	11,364	6,825
Balance at December 31	$41,581	$30,975

Further, Par is unaware of any positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next twelve months.

The IRS is currently examining Par’s 2003-2007 federal income tax returns.  Prior periods have either been audited or are no longer subject to IRS audit.  Par is currently under audit in one state jurisdiction for the years 2003-2005.  In most other state jurisdictions, Par is no longer subject to examination by tax authorities for years prior to 2004.

Note 18 - Commitments, Contingencies and Other Matters:

  Leases

At December 31, 2008, Par had minimum rental commitments aggregating $13.2 million under non-cancelable operating leases expiring through 2014.  Amounts payable there under are $4.8 million in 2009, $4.4 million in 2010, $2.3 million in 2011, $1.0 million in 2012 and $0.7 million thereafter.  Rent expense charged to operations in 2008, 2007, and 2006 was $6.8 million, $5.9 million and $6.1 million, respectively.

  Retirement Savings Plan

Par has a Retirement Savings Plan (the “Retirement Savings Plan”) whereby eligible employees are permitted to contribute annually from 1% to 25% of their compensation to the Retirement Savings Plan.  Par contributes an amount equal to 50% of up to the first 6% of compensation contributed by the employee (“401(k) matching feature”).  Participants in the Retirement Savings Plan become vested with respect to 20% of Par’s contributions for each full year of employment with Par and thus become fully vested after five full years.  Par also may contribute additional funds each year to the Retirement Savings Plan, the amount of which, if any, is determined by the Board in its sole discretion.  Par incurred expenses related to the 401(k) matching feature of the Retirement Savings Plan of $1.3 million in 2008, $0.6 million in 2007, and $1.2 million in 2006.  Par did not make a discretionary contribution to the Retirement Savings Plan for 2008, 2007 or 2006.

Defined Benefit Plan

Par previously maintained a defined benefit plan (the “Pension Plan”) that covered eligible employees.  The Pension Plan was frozen as of October 1, 1989.  Since the benefits under the Pension Plan were based on the participants’ length of service and compensation (subject to the Employee Retirement Income Security Act of 1974 and Internal Revenue Service limitations), service costs subsequent to October 1, 1989 were excluded from benefit accruals under the Pension Plan.

Upon the recommendation of the Audit Committee of its Board, Par determined that it was in the best interests of Par to terminate the Pension Plan, effective as of December 31, 2005, in accordance with its terms and conditions and with the rules and regulations promulgated by the Pension Benefit Guaranty Corporation and by the Internal Revenue Service.

The Pension Plan was settled in the second quarter of 2007.  During the second quarter of 2007, Par received a favorable determination on the termination of the Pension Plan from the Internal Revenue Service and filed the appropriate notice with the Pension Benefit Guaranty Corporation.  Concurrent with the approval of the termination, Par distributed benefits or purchased annuities to cover each of the participants in the Pension Plan.  Finally, Par met the advance notification requirements set forth in the Single-Employer Pension Plan Amendment Act of 1986 (the “SEPPAA”) and notified each party affected by this termination, as required by the SEPPAA.  Par recorded a loss of $0.09 million in the fourth quarter of 2006 related to the settlement.  No further financial impacts are anticipated related to the settlement.

Legal Proceedings

Contractual Matters

On May 3, 2004, Pentech Pharmaceuticals, Inc. (“Pentech”) filed an action against Par in the United States District Court for the Northern District of Illinois.  This action alleged that Par breached its contract with Pentech relating to the supply and marketing of paroxetine (Paxil®) and that Par breached fiduciary duties allegedly owed to Pentech.  On February 9, 2009, following a bench trial, the district court entered a judgment in favor of Pentech and against Par in the amount of $69,955,476.  As a result of the court’s decision, Par accrued additional reserves of approximately $45 million ($28 million on an after-tax basis) in the fourth quarter of 2008.  Par and its counsel are currently considering Par’s options for appeal.

Unless otherwise indicated in the details provided below, Par cannot predict with certainty the outcome or the effects on Par of the litigations described below.  The outcome of these litigations could include substantial damages, the imposition of substantial fines, penalties, and injunctive or administrative remedies, however unless otherwise indicated, Par at this time is not able to estimate the possible loss or range of loss, if any, associated with these legal proceedings.

Corporate Litigation

Par and certain of its former executive officers have been named as defendants in consolidated class action lawsuits filed on behalf of purchasers of common stock of Par between July 23, 2001 and July 5, 2006. The lawsuits followed Par’s July 5, 2006 announcement regarding the restatement of certain of its financial statements and allege that Par and certain members of its then management engaged in violations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by issuing false and misleading statements concerning Par’s financial condition and results of operations. The class actions are pending in the United States District Court, District of New Jersey.  On June 24, 2008, the Court dismissed co-lead plaintiffs’ Consolidated Amended Complaint without prejudice with leave to re-file.  On July 24, 2008, co-lead plaintiffs filed a Second Consolidated Amended Complaint. Par and the individual defendants have filed a motion to dismiss.  The motion has been fully briefed but not yet scheduled for argument.  Par and the individual defendants intend to vigorously defend the class action.

On August 14, 2006, individuals claiming to be stockholders of Par filed a derivative action, purportedly on behalf of Par, against the current and certain former directors and certain current and former officers of Par and Par as a nominal defendant. The plaintiffs in this action alleged that, among other things, the named defendants breached their fiduciary duties to Par based on substantially the same factual allegations as the class action lawsuits referenced above. The plaintiffs also alleged that certain of the defendants had been unjustly enriched based on their receipt of allegedly backdated options to purchase shares of common stock of Par, and seek to require those defendants to disgorge any profits made in connection with their exercise of such options and additional attendant damages relating to allegedly backdated options during the period from January 1, 1996 to the present. The action is pending in the United States District Court, District of New Jersey.  On June 29, 2007, the plaintiffs filed an Amended Shareholder Derivative Complaint and in connection therewith dropped their claims related to the alleged stock option backdating and withdrew their claims as against certain defendants.  On August 30, 2007, defendants filed a motion to dismiss the Amended Shareholder Derivative Complaint.  As of June 26, 2008, the parties entered into a Stipulation of Settlement, which provided for, among other things, Par to implement and/or maintain various corporate governance measures including the appointment of the General Counsel (or Assistant

General Counsel) to implement a risk management program and to report directly to the Audit Committee of Par, which shall have direct access to the General Counsel (or Assistant) without Company management present, and for Par’s insurance carriers to pay fees and expenses to plaintiffs’ counsel in the amount of $200,000.  On June 27, 2008, plaintiffs filed an unopposed motion for preliminary approval of the settlement.  On July 25, 2008, the court granted preliminary approval of the settlement, directed the issuance of notice to shareholders of the proposed Settlement, and set a Final Approval Hearing for October 14, 2008.  At the Final Approval Hearing, the Court found the settlement to be fair, reasonable, adequate and in the best interests of Par and its shareholders and finally approved the settlement, dismissed the action with prejudice and provided for releases in favor of the defendants.

On September 1, 2006, Par received a notice of default from the American Stock Transfer & Trust Company, as trustee (the “Trustee”)  of Par’s 2.875% Senior Subordinated Convertible Notes due 2010 (the “Notes”). The Trustee claims, in essence, that Par’s failure to include financial statements in its Quarterly Report on Form 10-Q for the second quarter of 2006 constituted a default under Section 6.2 of the Indenture, dated as of September 30, 2003 (the “Indenture”), between Par, as issuer, and the Trustee, relating to the Notes. The notice of default asserted that if the purported default continued unremedied for 30 days after the receipt of the notice, an “event of default” would occur under the Indenture. Under the Indenture, the occurrence of an event of default would give the Trustee or certain holders of the Notes the right to declare all unpaid principal and accrued interest on the Notes immediately due and payable. On October 2, 2006, Par received a notice of acceleration from the Trustee purporting to accelerate payment of the Notes.

Par believes that it has complied with its obligations under the Indenture relating to the Notes. Therefore, Par believes that the above-mentioned notice of default and notice of acceleration are invalid and without merit. Under the Indenture, Par is required only to provide the Trustee with copies of its annual and other reports (or copies of such portions of such reports as the SEC may by rules and regulations prescribe) that it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 calendar days after it files such annual and other reports with the SEC. Moreover, Par’s Indenture specifically contemplates providing the Trustee with portions of reports. On August 24, 2006 (within 15 days of filing with the SEC), Par provided to the Trustee a copy of its Quarterly Report on Form 10-Q for the second quarter of 2006. Par’s Form 10-Q did not include Par’s financial statements for the second quarter of 2006 and related Management’s Discussion and Analysis due to Par’s work to restate certain of its past financial statements, and, therefore, in accordance with SEC rules, Par filed a Form 12b-25 Notification of Late Filing disclosing the omissions. Par’s Form 12b-25 also was provided to the Trustee on August 24, 2006. Accordingly, Par believes that it complied with the Indenture provision in question.

After Par communicated its position to the Trustee, the Trustee filed a lawsuit, on October 19, 2006, on behalf of the holders of the Notes in the Supreme Court of the State of New York, County of New York, alleging a breach of the Indenture and of an alleged covenant of good faith and fair dealing. The lawsuit demands, among other things, that Par pay the holders of the Notes either the principal, any accrued and unpaid interest and additional interest (as such term is defined in the Indenture), if any, or the difference between the fair market value of the Notes on October 2, 2006 and par, whichever the Trustee elects, or in the alternative, damages to be determined at trial, alleged by the Trustee to exceed $30.0 million. Par filed a Notice of Removal to remove the lawsuit to the U.S. District Court for the Southern District of New York and has filed its answer to the complaint in that Court. On January 19, 2007, the Trustee filed a motion for summary judgment along with supporting documentation. On February 16, 2007, Par filed its response to the Trustee’s motion for summary judgment and cross-moved for summary judgment in its favor.  The Court has not yet ruled on the motions.  Until the matter is resolved, Par is recording the payment obligations as a current liability on the condensed consolidated balance sheets because the Court in the matter could (i) rule against Par’s position and (ii) determine that the appropriate remedy would be the accelerated payment of the convertible notes.

Patent Related Matters

     On April 28, 2006, CIMA Labs, Inc. (“CIMA”) and Schwarz Pharma, Inc. (“Schwarz Pharma”) filed separate lawsuits against Par in the United States District Court for the District of New Jersey.  CIMA and Schwarz Pharma each have alleged that Par infringed U.S. Patent Nos. 6,024,981 (the “’981 patent”) and 6,221,392 (the “’392 patent”) by submitting a Paragraph IV certification to the FDA for approval of alprazolam orally disintegrating tablets.  CIMA owns the ’981 and ’392 patents and Schwarz Pharma is CIMA’s exclusive licensee.  The two lawsuits were consolidated on January 29, 2007.  In response to the lawsuit, Par has answered and counterclaimed denying CIMA’s and Schwarz Pharma’s infringement allegations, asserting that the ’981 and ’392 patents are not infringed and are invalid and/or unenforceable.  The parties have exchanged written discovery.  All 40 claims in the ’981 patent were rejected in a non-final office action in a reexamination proceeding at the United States Patent and Trademark Office (“PTO”) on February 24, 2006.  The PTO again rejected all 40 claims in a second non-final office action dated February 24, 2007.  The ‘392 patent is also the subject of a reexamination proceeding.  As of July 10, 2008, the PTO has rejected with finality all claims pending in both the ‘392 and ‘981 patents.  CIMA has moved to stay this lawsuit pending the outcome of the reexamination proceedings and to consolidate this lawsuit with another lawsuit in the same district involving the same patents (CIMA Labs, Inc. et al. v. Actavis Group hf et al.). Par intends to vigorously defend this lawsuit and pursue its counterclaims.

Par entered into a licensing agreement with developer Paddock Laboratories, Inc. (“Paddock”) to market testosterone 1% gel, a generic version of Unimed Pharmaceuticals, Inc.’s (“Unimed”) product Androgel®.  Pursuant to this agreement, Par is responsible for management of any litigation and payment of all legal fees associated with this product.  The product, if successfully brought to market, would be manufactured by Paddock and marketed by Par.  Paddock has filed an ANDA (that is pending with the FDA) for the testosterone 1% gel product.  As a result of the filing of the ANDA, Unimed and Laboratories Besins Iscovesco (“Besins”), co-assignees of the patent-in-suit, filed a lawsuit against Paddock in the United States District Court for the Northern District of Georgia,

alleging patent infringement on August 22, 2003.  Par has an economic interest in the outcome of this litigation by virtue of its licensing agreement with Paddock.  Unimed and Besins sought an injunction to prevent Paddock from manufacturing the generic product.  On November 18, 2003, Paddock answered the complaint and filed a counterclaim, seeking a declaration that the patent-in-suit is invalid and/or not infringed by Paddock’s product.  On September 13, 2006, Par acquired from Paddock all rights to the ANDA for testosterone 1% gel, a generic version of Unimed’s product Androgel® for $6 million.  The lawsuit was resolved by settlement.  The settlement and license agreement terminates all on-going litigation and permits Par to launch the generic version of the product no earlier than August 31, 2015 and no later than February 28, 2016, assuring Par’s ability to market a generic version of Androgel® well before the expiration of the patents at issue.  On March 7, 2007, Par was issued a Civil Investigative Demand seeking information and documents in connection with the court-approved settlement in 2006 of the patent infringement case, Unimed v. Paddock, in the U.S. District Court for Northern District of Georgia.  The Bureau of Competition for the Federal Trade Commission (“FTC”) is investigating whether the settlement of the litigation constituted unfair methods of competition in a potential violation of Section 5 of the FTC Act.  On January 30, 2009, the FTC filed a lawsuit against the company in the U.S. District Court for the District of Central California alleging violations of antitrust laws stemming from Par’s court-approved settlement in the patent litigation.  On February 2, 2009, Meijer Distribution, Inc. filed a class action complaint in the same district court alleging antitrust violations and seeking treble damages. On February 3, 2009, both Rochester Drug Co-Operative, Inc. and Louisiana Wholesale Drug Co., Inc. filed class action complaints in the same district court.  Par believes it has complied with all applicable laws in connection with the court-approved settlement and intends to vigorously defend this action.

On October 4, 2006, Novartis Corporation, Novartis Pharmaceuticals Corporation, and Novartis International AG (collectively “Novartis”) filed a lawsuit against Par in the United States District Court for the District of New Jersey. Novartis alleged that Par and Kali infringed U.S. Patent No. 6,162,802 (the “’802 patent”) by submitting a Paragraph IV certification to the FDA for approval of amlodipine and benazepril hydrochloride combination capsules. Par and its subsidiaries denied Novartis’ allegation, asserting that the ’802 patent is not infringed and is invalid. The parties are currently engaged in discovery regarding the claims.  Par submitted a claim construction brief on September 5, 2008 and its rebuttal brief on October 8, 2008.  On December 11, 2008, the company entered into a settlement agreement with Novartis.  On February 10, 2009, a stipulation of dismissal was entered by the judge, finally terminating the case.

On December 19, 2006, Reliant Pharmaceuticals, Inc. (“Reliant”) filed a lawsuit against Par in the United States District Court for the District of Delaware.  Reliant alleged, in its Complaint, that Par infringed U.S. Patent No. 5,681,588 (the “’588 patent”) by submitting a Paragraph IV certification to the FDA for approval to market generic 325 mg Propafenone HCl SR capsules.  On January 26, 2007, Reliant amended its complaint to add the additional allegation that Par infringed the ‘588 patent by submitting a Paragraph IV certification to the FDA for approval to market generic 225 mg and 425 mg—in addition to the 325 mg—Propafenone HCl SR capsules.  Par has answered and counterclaimed denying Reliant’s infringement allegations, and asserting that the ’588 patent is invalid and unenforceable.  The parties are presently engaged in discovery.  Par intends to vigorously defend this lawsuit and pursue its counterclaims.

On May 9, 2007, Purdue Pharma Products L.P. (“Purdue”), Napp Pharmaceutical Group Ltd. (“Napp”), Biovail Laboratories International SRL (“Biovail”), and Ortho-McNeil, Inc. (“Ortho-McNeil”) filed a lawsuit against Par in the United States District Court for the District of Delaware.  The complaint alleges infringement of U.S. Patent No. 6,254,887 (the “’887 patent”) because Par submitted a Paragraph IV certification to the FDA for approval of 200mg extended release tablets containing tramadol hydrochloride.  On May 30, 2007, Par filed its answer and counterclaim to the complaint seeking a declaration of noninfringement and invalidity of the '887 patent.  A subsequent complaint was served on July 2, 2007 in the same District Court.  The new complaint alleges that Par's 100mg and 200mg extended release tablets containing tramadol hydrochloride infringe the ‘887 patent.  Par filed its answer and counterclaim on July 23, 2007 and will assert all available defenses in addition to seeking a declaration of noninfringement and invalidity of the '887 patent.  On October 24, 2007, plaintiffs filed an amended complaint in the Delaware District Court in view of Par's amendment of its ANDA to include the 300 mg strength of extended release tramadol. A scheduling order has been entered in the case requiring that fact discovery be completed by May 15, 2008; expert discovery completed by August 15, 2008; a Markman hearing be held July 2008; and a trial date set for November 10, 2008.  On June 18, 2008, the parties agreed to extend the deadline for fact discovery.  On July 24, 2008, the Court announced that the Markman hearing would have to be postponed to September 2008; however, no other key dates in the case were changed.  On August 29, 2008, the Court postponed the Markman hearing originally scheduled for September 5, 2008 to October 8, 2008.  The presiding judge for the case has been replaced by an appeals court judge.  Due to this substitution, the pre-trial order is now due December 5, 2008, the pre-trial conference is to be held December 18, 2008, and the 6-day bench trial is to be held January 9, 2009.  On December 18, 2008, plaintiffs won a motion to supplement discovery and the pre-trial conference was moved to March 13, 2009 with trial taking place in mid April 2009.  Par intends to defend this action vigorously and pursue its counterclaims against the plaintiffs.

On July 6, 2007, Sanofi-Aventis and Debiopharm, S.A. filed a lawsuit against Par and its development partner, MN Pharmaceuticals ("MN"), in the United States District Court for the District of New Jersey.  The complaint alleges infringement of U.S. Patent Nos. 5,338,874 and 5,716,988 because Par and MN submitted a Paragraph IV certification to the FDA for approval of 50 mg/10 ml, 100 mg/20 ml, and 200 mg/40 ml oxaliplatin by injection.  Par and MN filed their answer and counterclaims on October 10, 2007 and an amendment to it on October 22, 2007.  On January 14, 2008, following MN's amendment of its ANDA to include oxaliplatin injectable 5 mg/ml, 40 ml vial, Sanofi-Aventis filed a complaint asserting infringement of the '874 and the '998 patents.

Par and MN filed their answer and counterclaim on February 20, 2008.  The court has set an expert discovery deadline of June 9, 2009.  The Court scheduled a status conference for all of the parties for February 11, 2009, with all motions due by June 15, 2009.  Par and MN intend to defend these actions vigorously and pursue their counterclaims against Sanofi and Debiopharm.

On September 21, 2007, Sanofi-Aventis and Sanofi-Aventis U.S., LLC (“Sanofi-Aventis”) filed a lawsuit against Par and its development partner, Actavis South Atlantic LLC ("Actavis"), in the United States District Court for the District of Delaware.  The complaint alleges infringement of U.S. Patent Nos. 4,661,491 and 6,149,940 because Par and Actavis submitted a Paragraph IV certification to the FDA for approval of 10 mg alfuzosin hydrochloride extended release tablets. Par has filed an answer to the complaint and counterclaims that the patents asserted are not infringed and are invalid.  On April 3, 2008, the judge ordered all actions in the case stayed pending the plaintiff’s motion for transfer and consolidation under the rules governing multi-district litigation.  On June 9, 2008, the Multi-District Litigation Panel granted plaintiff’s motion for transfer and consolidation and lifted the stay of litigation.  On December 24, 2008, Par agreed to terminate is collaboration agreement with Actavis and, with it, all obligations and all benefits related to Alfuzosin.  Par has instructed its attorneys to move to withdraw the company from the litigation.

 On October 1, 2007, Elan Corporation, PLC (“Elan”) filed a lawsuit against Par and its development partner, IntelliPharmaCeutics Corp., and IntelliPharmaCeutics Ltd. ("IPC") in the United States District Court for the District of Delaware.  On October 5, 2007, Celgene Corporation (“Celgene”) and Novartis filed a lawsuit against IPC in the United States District Court for the District of New Jersey.  The complaint in the Delaware case alleged infringement of U.S. Patent Nos. 6,228,398 and 6,730,325 because Par submitted a Paragraph IV certification to the FDA for approval of 5, 10, 15, and 20 mg dexmethylphenidate hydrochloride extended release capsules.  The original complaint in the New Jersey case alleged infringement of U.S. Patent Nos. 6,228,398; 6,730,325; 5,908,850; 6,355,656; 6,528,530; 5,837,284; and 6,635,284 because Par and IPC submitted a Paragraph IV certification to the FDA for approval of 5, 10, 15, and 20 mg dexmethylphenidate extended release capsules.  Par and IPC filed an answer and counterclaims in both the Delaware case (on November 19,2007 and an amended answer December 12, 2007) and the New Jersey case (on November 20, 2007).  Elan filed a motion to consolidate the cases on January 2, 2008, and on February 20, 2008, the judge in the Delaware litigation consolidated all four related cases pending in Delaware and entered a scheduling order providing for April 15, 2009 as the deadline for all discovery, June 29, 2009 as the date for a Markman hearing, and August 17, 2009 as the date for a bench trial.  The Delaware court has established a March 5, 2009 deadline for fact discovery and a June 15, 2009 deadline for expert discovery.  A Rule 16 conference was held for the New Jersey litigation on March 4, 2008 setting a deadline of December 12, 2008 for all discovery with a Markman hearing scheduled for June 19, 2009.  The New Jersey court has set a fact discovery deadline of March 1, 2009.  Par intends to defend these actions vigorously and pursue its counterclaims against Elan, Celgene and Novartis.

On September 13, 2007, Santarus, Inc. (“Santarus”), and The Curators of the University of Missouri (“Missouri”) filed a lawsuit against Par in the United States District Court for the District of Delaware.  The complaint alleges infringement of U.S. Patent Nos. 6,699,885; 6,489,346; and 6,645,988 because Par submitted a Paragraph IV certification to the FDA for approval of 20 mg and 40 mg omeprazole/sodium bicarbonate capsules.  Par filed its answer and counterclaims on October 17, 2007.  A scheduling conference was held February 11, 2008, setting September 8, 2008 as the date for the claim construction hearing and July 13, 2009 as the first day of the bench trial.  On March 4, 2008, the cases pertaining to Par’s ANDAs for omeprazole capsules and omeprazole oral suspension (see below) were consolidated for all purposes.  Par filed its claim construction brief on August 22, 2008, and its answering brief on September 22, 2008, as the Court rescheduled the Markman hearing.  The Court held a Markman hearing on November 5, 2008 and issued its claim construction order on the same day.   Par intends to defend this action vigorously and pursue its counterclaims against Santarus and Missouri.

On December 11, 2007, AstraZeneca Pharmaceuticals, LP, AstraZeneca UK Ltd., IPR Pharmaceuticals, Inc. and Shionogi Seiyaku Kabushiki Kaisha filed a lawsuit against Par in the United States District Court for the District of Delaware.  The complaint alleges patent infringement because Par submitted a Paragraph IV certification to the FDA for approval of 5 mg, 10 mg, 20 mg and 40 mg rosuvastatin calcium tablets.  Par filed an answer and counterclaims, and on April 11, 2008, the court held a scheduling conference setting the Markman hearing for March 10, 2009, the pretrial conference for January 11, 2010, and a bench trial for February 15, 2010. Par intends to defend these actions vigorously and pursue its counterclaims against AstraZeneca Pharmaceuticals, LP, AstraZeneca UK Ltd., IPR Pharmaceuticals, Inc. and Shionogi Seiyaku Kabushiki Kaisha.

On December 20, 2007, Santarus, Inc. (“Santarus”), and The Curators of the University of Missouri (“Missouri”) filed a lawsuit against Par in the United States District Court for the District of Delaware.  The complaint alleges infringement of U.S. Patent Nos. 6,699,885; 6,489,346; 6,780,882; and 6,645,988 because Par submitted a Paragraph IV certification to the FDA for approval of 20 mg and 40 mg omeprazole/sodium bicarbonate powders for oral suspension.  Par has filed an answer and counterclaims, and on March 4, 2008, the cases pertaining to Par’s ANDAs for omeprazole capsules (see above) and omeprazole oral suspension were consolidated for all purposes. Par intends to defend this action vigorously against Santarus and Missouri.

On November 14, 2008, Pozen, Inc. filed a lawsuit against Par in the United States District Court for the Eastern District of Texas.  The complaint alleges infringement of U.S. Patent Nos. 6,060,499; 6,586,458; and 7,332,183 because Par submitted a Paragraph IV certification to the FDA for approval of 500 mg/85 mg naproxen sodium/sumatriptan succinate oral tablets.  Par filed an answer and counterclaims on December 8, 2008 and the court has scheduled a Markman hearing for February 2010 and trial for October 2010.  Par intends to defend this action vigorously and pursue its counterclaims against Pozen.

Industry Related Matters

Beginning in September 2003, Par, along with numerous other pharmaceutical companies, has been named as a defendant in actions brought by state Attorneys General and a number of municipal bodies within the state of New York, as well as a federal qui tam action brought on behalf of the United States by the pharmacy Ven-A-Care of the Florida Keys, Inc. ("Ven-A-Care") alleging generally that the defendants defrauded the state Medicaid systems by purportedly reporting “Average Wholesale Prices” (“AWP”) and or “Wholesale Acquisition Costs” that exceeded the actual selling price of the defendants’ prescription drugs.  To date, Par has been named as a defendant in substantially similar civil law suits filed by the Attorneys General of Alabama, Alaska, Hawaii, Idaho, Illinois, Iowa, Kentucky, Massachusetts, Mississippi, South Carolina, Texas and Utah, and also by the city of New York, 46 counties across New York State and Ven-A-Care.  These cases generally seek some combination of actual damages, and/or double damages, treble damages, compensatory damages, statutory damages, civil penalties, disgorgement of excessive profits, restitution, disbursements, counsel fees and costs, litigation expenses, investigative costs, injunctive relief, punitive damages, imposition of a constructive trust, accounting of profits or gains derived through the alleged conduct, expert fees, interest and other relief that the court deems proper. Several of these cases have been transferred to the AWP multi-district litigation proceedings pending in the U.S. District Court for the District of Massachusetts for pretrial proceedings.  The case brought by the state of Mississippi will be litigated in the Chancery Court of Rankin County, Mississippi and the federal case brought by Ven-A-Care will be litigated in the United States District of Massachusetts.  The other cases will likely be litigated in the state or federal courts in which they were filed.  In the Utah suit, the time for responding to the complaint has not yet elapsed.  In each of the remainder of these matters, Par has either moved to dismiss the complaints or answered the complaints denying liability.  Par intends to defend each of these actions vigorously.

            In addition, at various times between 2006 and 2009, the Attorneys General of Florida, Indiana and Virginia and the United States Office of Personnel Management (the “USOPM”) issued subpoenas, and the Attorneys General of Michigan, Tennessee and Texas issued civil investigative demands, to Par.  The demands generally request documents and information relating to sales and marketing practices that allegedly caused pharmacies to dispense higher priced drugs when presented with prescriptions for certain products.  Par has provided the requested documents and information to the respective Attorneys General and the USOPM and will continue to cooperate with the Attorneys General and the USOPM in these investigations if it is called upon to do so.

Other

Par is, from time to time, a party to certain other litigations, including product liability litigations.  Par believes that these litigations are part of the ordinary course of its business and that their ultimate resolution will not have a material adverse effect on its financial condition, results of operations or liquidity. Par intends to defend or, in cases where Par is plaintiff, to prosecute these litigations vigorously.

Contingency

Par accrued for a loss contingency related to a routine post award contract review of Par’s Department of Veterans Affairs contract (the “VA Contingency”) for the periods 2004 to 2007 that is being conducted by the Office of Inspector General of the Department of Veterans Affairs.  The regulations that govern the calculations used to generate the pricing-related information are complex and require the exercise of judgment.  Should there be ambiguity with regard to how to interpret the regulations that govern the calculations, and report these calculations, and even in the absence of any such ambiguity, a governmental authority may take a position contrary to the position that Par has taken.  In accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies, Par accrues for contingencies by a charge to income when it is both probable that a loss will be incurred and the amount of the loss can be reasonably estimated.  In the event that Par’s loss contingency is ultimately determined to be higher than originally accrued, the recording of the additional liability may result in a material impact on Par’s results of operations, liquidity or financial condition when such additional liability is accrued.  Par’s estimate of the probable loss is approximately $4.3 million, including interest, which has been accrued as of December 31, 2008.

Note 19 - Discontinued Operations – Related Party Transaction:

In January 2006, Par announced the divestiture of FineTech Laboratories, Ltd (“FineTech”), effective December 31, 2005.  Par transferred the business for no proceeds to Dr. Arie Gutman, president and chief executive officer of FineTech.  Dr. Gutman also resigned from Par’s Board of Directors.  The results of FineTech operations are classified as discontinued for all periods presented because Par has no continuing involvement in FineTech.  In January 2008, Dr. Gutman sold FineTech to a third party.  Under the terms of the divestiture, Par received $505 which represents Par’s share of the net proceeds of the sale transaction.  This $505 has been classified as discontinued operations on the consolidated statement of operations for the year ended December 31, 2008.

Note 20 - Segment Information:

Par operates in two reportable business segments: generic pharmaceuticals and branded pharmaceuticals.  Branded products are marketed under brand names through marketing programs that are designed to generate physician and consumer loyalty.  Branded products generally are patent protected, which provides a period of market exclusivity during which they are sold with little or no competition.  Generic pharmaceutical products are the chemical and therapeutic equivalents of reference brand drugs.  The Drug Price

Competition and Patent Term Restoration Act of 1984 provides that generic drugs may enter the market upon the approval of an ANDA and the expiration, invalidation or circumvention of any patents on corresponding brand drugs, or the expiration of any other market exclusivity periods related to the brand drugs.

The business segments of Par were determined based on management’s reporting and decision-making requirements in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.  Par believes that its generic products represent a single operating segment because the demand for these products is mainly driven by consumers seeking a lower cost alternative to brand name drugs.  Par’s generic drugs are developed using similar methodologies, for the same purpose (e.g., seeking bioequivalence with a brand name drug nearing the end of its market exclusivity period for any reason discussed above).  Par’s generic products are produced using similar processes and standards mandated by the FDA, and Par’s generic products are sold to similar customers.  Based on the economic characteristics, production processes and customers of Par’s generic products, Par has determined that its generic pharmaceuticals are a single reportable business segment.  Par’s chief operating decision maker does not review the generic segment in any more granularity, such as at the therapeutic or other classes or categories.  Certain of Par’s expenses, such as the direct sales force and other sales and marketing expenses and specific research and development expenses, are charged directly to either of the two segments.   Other expenses, such as general and administrative expenses and non-specific research and development expenses are allocated between the two segments based on assumptions determined by Par’s management.

  The financial data for the two business segments are as follows:

($ amounts in thousands)	2008	2007	2006
Revenues:	(as adjusted)	(as adjusted)	(as adjusted)
Generic	$491,065	$684,917	$675,938
Strativa	87,050	84,749	49,230
Total revenues	$578,115	$769,666	$725,168

Gross margin:
Generic	$108,952	$204,130	$183,879
Strativa	67,619	64,389	34,405
Total gross margin	$176,571	$268,519	$218,284

Operating (loss) income:
Generic	($76,773)	$73,357	$39,028
Strativa	213	231	(31,306)
Total operating (loss) income	($76,560)	$73,588	$7,722
Other income (expense), net	-	(56)	126
Gain on extinguishment of senior subordinated convertible notes	3,033	-	-
Equity in loss of joint venture	(330)	(387)	(663)
Loss on marketable securities and other investments, net	(7,796)	(1,583)	(583)
Interest income	9,246	13,673	8,974
Interest expense	(13,355)	(13,781)	(13,265)
(Benefit) provision for income taxes	(32,447)	24,670	(410)
(Loss) income from continuing operations	($53,315)	$46,784	$2,721

Par’s chief operating decision maker does not review assets, depreciation or amortization by business segment at this time as they are not material to its branded operations.  Therefore, such allocations by segment are not provided.

Total revenues of Par’s top selling products were as follows ($ amounts in thousands):

Product	2008	2007	2006
Generic
Metoprolol succinate ER (Toprol-XL®)	$172,729	$141,877	$8,284
Fluticasone (Flonase®)	38,978	130,475	235,454
Meclizine Hydrochloride (Antivert®)	32,055	8,922	5,243
Cabergoline (Dostinex®)	20,916	34,252	34,824
Sumatriptan succinate injection (Imitrex®)	18,119	-	-
Propranolol HCl ER (Inderal LA®)	17,990	57,459	-
Various amoxicillin products (Amoxil®)	14,822	27,714	59,257
Dronabinol (Marinol®)	14,356	-	-
Ibuprofen Rx (Motrin®)	11,024	17,248	17,224
Megestrol oral suspension (Megace®)	10,286	14,344	14,990
Methimazole (Tapazole®)	10,187	12,343	10,999

Fluoxetine (Prozac®)	9,012	13,229	19,315
Lovastatin (Mevacor®)	4,311	7,360	16,314
Tramadol HCl and acetaminophen tablets (Ultracet®)	1,661	16,024	26,524
Ranitidine HCl Syrup (Zantac®)	421	12,243	-
Quinapril (Accupril®)	252	1,851	20,049
Cefprozil (Cefzil®)	-	1,165	11,879
Other product related revenues (2)	6,535	21,214	17,290
Other (1)	107,411	167,197	178,292
Total Generic Revenues	$491,065	$684,917	$675,938

Strativa
Megace® ES	$76,482	$75,317	$43,379
Other	-	-	3,351
Other product related revenues (2)	10,568	9,432	2,500
Total Strativa Revenues	$87,050	$84,749	$49,230

(1) The further detailing of annual revenues of the other approximately 60 generic drugs is impracticable due to the low volume of revenues associated with each of these generic products.  No single product in the other category is in excess of 3% of total generic revenues for any year in the three-year period ended December 31, 2008.

(2) Other product related revenues represents licensing and royalty related revenues from profit sharing agreements related to products such as Nifedipine ER, the generic version of Procardia®, doxycycline monohydrate, the generic version of Adoxa®, ondansetron ODT, the generic version of Zofran ODT®, and quinapril, the generic version of Accupril®.  Other product related revenues included in the Strativa segment relate to a co-promotion arrangement with Solvay.  On January 30, 2009, the FTC filed a lawsuit against the company in the U.S. District Court for the District of Central California alleging violations of antitrust laws stemming from Par’s court-approved settlement in the patent litigation with Solvay Pharmaceuticals.  Par believes it has complied with all applicable laws in connection with the court-approved settlement and intends to vigorously defend this action.

Major Customers

In 2008, Par’s three largest customers in terms of net sales dollars accounted for approximately 55% of its total revenues as follows; McKesson Drug Co. (25%), AmerisourceBergen Corporation (18%), and Cardinal Health, Inc. (12%).  In 2008, Walgreen Co. accounted for only 3% of its total revenues and is no longer a major customer.  In 2007, Par’s four largest customers in terms of net sales dollars accounted for approximately 55% as follows; McKesson Drug Co. (22%), AmerisourceBergen Corporation (12%), Cardinal Health, Inc. (11%) and  Walgreen Co. (10%).  In 2006, Par’s four largest customers in terms of net sales dollars accounted for approximately 43% its total revenues as follows; McKesson Drug Co. (14%), AmerisourceBergen Corporation (7%), Cardinal Health, Inc. (12%) and Walgreen Co. (10%).

Note 21 – Investment in Joint Venture:

On April 15, 2002, Rhodes Technology and Par created a joint venture, SVC Pharma LP (“SVC”), to research, develop, commercialize and market pharmaceutical preparations for human therapy.  Under the terms of this arrangement, the parties had agreed to capitalize the joint venture with equal contributions and all profits or losses were to be shared equally between Rhodes Technology and Par.  We accounted for this investment under the equity method of accounting in accordance with APB No. 18, the Equity Method of Accounting for Investments in Common Stock.  As of June 27, 2008, our net investment in SVC totaled $7.6 million.

The lead product of this joint venture, dronabinol (Marinol®), was approved by the FDA on June 27, 2008.  Concurrent with FDA approval, Par and SVC entered into a license and distribution agreement for dronabinol (the “license agreement”) and related agreements pursuant to which Par transferred 100% of its interest in SVC to Rhodes Technology, and SVC became the sole owner of the ANDA for dronabinol.  In exchange, SVC granted Par the exclusive right and license to market, distribute and sell dronabinol in the United States for a term of approximately 10 years.  Par will share with SVC net product margin as contractually defined on future sales of dronabinol.  Par is responsible for distribution, collections, and returns, while SVC is responsible for supplying dronabinol to Par for distribution.

Par accounted for the license agreement as a nonmonetary exchange under the provisions of SFAS 153, Exchanges of Nonmonetary Assets – an amendment of APB No. 29, at historical value, as we determined that there was no significant change in the cash flow expected under the license agreement as compared to the previous joint venture structure.  Par reclassified a portion of its investment in SVC to prepaid assets, which represents the contractual prepayment of dronabinol related inventory, and the remainder to intangible assets, which represents the right and license to market dronabinol in the United States.  Par launched dronabinol during the three months ended September 27, 2008.

Par recognized losses based on its share of the equity in SVC of $0.3 million for the year ended December 31, 2008, $0.4 million for the year ended December 31, 2007, and $0.7 million for the year ended December 31, 2006.  Par had accounted for this investment under the equity method of accounting in accordance with APB No. 18 prior to the nonmonetary exchange.

Note 22 – Restructuring Costs:

In October 2008, Par announced its plans to resize its generic products division as part of an ongoing strategic assessment of its businesses.  In addition, Par has begun to significantly reduce its research and development expenses by decreasing its internal generic research and development effort to focus on completing generic products currently in development and will continue to look for opportunities with external partners.  Par further intends to trim its current generic product portfolio and retain only those marketed products that deliver acceptable profit to Par.  These actions will result in a workforce reduction of approximately 190 employees.  Approximately 30% of the affected positions in manufacturing, research and development, and general and administrative were eliminated by December 31, 2008 and the remaining positions are expected to be eliminated by the end of the first half of 2009.  In connection with these actions, Par incurred expenses for severance and other employee-related costs.  An intangible asset related to intellectual property acquired as part of the Kali acquisition in 2004 was impaired by the reduction of the internal generic research and development effort.  In addition, as part of its plans to resize its generic products division, Par made the determination to abandon or sell certain assets that resulted in asset impairments, and accelerated depreciation expense.  Accelerated depreciation of $0.9 million was recorded in 2008 in connection with assets that were held and used as of December 31, 2008 that are expected to be idled or sold in late 2009.  Par also had non-cash inventory write downs of $1.1 million for a product that was discontinued as part of its plans to resize its generic products division.  Inventory write downs and accelerated depreciation were classified as cost of goods sold and research and development expense on the consolidated statements of operations for the year ended December 31, 2008.

The following table summarizes the restructuring costs incurred by Par in the fourth quarter of 2008 and the remaining related restructuring liabilities balance (included in accrued expenses and other current liabilities on the consolidated balance sheet) as of December 31, 2008 ($ amounts in millions);

Restructuring activities	Initial Charge	Cash Payments	Non-cash charge to Additional paid-in-capital	Non-cash charge to Property, plant and equipment and/or intangible assets	Reversals, reclass or transfers	Liabilities at December 31, 2008
Severance and employee benefits to be paid in cash	$6.3	$ -	$ -	$ -	$ -	$6.3
Severance related to share-based compensation	3.2	-	(3.2)	-	-	-
Asset impairments and other	5.9	-	-	(5.8)	-	0.1
Total	$15.4	$ -	($3.2)	($5.8)	$ -	$6.4

The total $15.4 million charge related to the generic segment in the amount $13.5 million and $1.9 million of the charge related to the Strativa segment.  Par expects that approximately $6 million of this charge will result in cash expenditures during 2009.  The charges related to this plan to reduce the size of the generic business are reflected on the consolidated statements of operations for the year ended December 31, 2008.  The carrying amount of assets held for sale related to these actions was $2.4 million at December 31, 2008 and included in other current assets on the consolidated balance sheet.

Par expects to record an additional $1.2 million of one-time termination benefit costs in the first half of 2009.  Par also expects to record $4 million of accelerated depreciation related to assets that were held and used as of December 31, 2008 but are expected to be idled or sold in late 2009.  Lease costs associated with a facility expected to be closed in late 2009 are estimated to be $1.7 million.

In the fourth quarter of 2006, Par made the decision to restructure its business operations and as a result, terminate approximately 10% of its workforce.  The restructuring plan met the criteria outlined in SFAS 146 Accounting for Costs Associated with Exit or Disposal Activities.  During the fourth quarter of 2006, Par recorded a restructuring charge primarily to its generic business of approximately $1 million related to employee termination benefits.  During the year ended December 31, 2007, no additional restructuring charges were incurred and substantially all of the benefits were paid out.

Note 23 – Subsequent Events:

In the first quarter of 2009, one of our development partners, MonoSol Rx completed final ondansetron thin film bioequivalence reports indicating successful completion of all clinical studies necessary to file the NDA for the product with the FDA including meeting all applicable clinical end-points necessary for the approval of the NDA for the product, thereby triggering our payment of a $1 million milestone.

On January 27, 2009, one of our development partners, Alfacell reported that it has conducted a pre-NDA meeting with the FDA to discuss its planned submission of the final components of the Onconase® rolling New Drug Application for the treatment of unresectable malignant mesothelioma. At the pre-NDA meeting, the FDA provided guidance to Alfacell recommending that an additional clinical trial be conducted in unresectable malignant mesothelioma patients that have failed one prior chemotherapy regimen, prior to submitting a NDA.  Alfacell’s current financial situation does not allow it to pursue an additional clinical trial prior to submitting a NDA until other sources of capital are secured.  Alfacell intends to continue to explore strategic alternatives and additional capital.  Under our agreement, the next milestone payment to Alfacell is payable upon approval of Onconase® by the FDA for unresectable malignant mesothelioma.  Par does not have an obligation to provide Alfacell with any additional funding to conduct the FDA required additional clinical trial.  Par acquired the U.S. commercialization rights to Onconase® for the treatment of unresectable malignant mesothelioma in 2008.

 On February 6, 2009, one of our development partners, BioAlliance Pharma, completed Phase III studies and submitted a NDA for Loramyc® (miconazole Lauriad®) and is awaiting a response from the FDA indicating whether the NDA has been accepted for filing by the FDA, a process which could take up to 60 days.  In 2007, Par acquired an exclusive license to the U.S. commercialization rights to Loramyc®, an antifungal therapy for the treatment of oropharyngeal candidiasis, an opportunistic infection commonly found in immunocompromised patients, including those with HIV and cancer.

On February 9, 2009, following a bench trial, the United States District Court for the Northern District of Illinois entered a judgment in favor of Pentech Pharmaceuticals, Inc. and against Par in the amount of $69,955,476.  This action had alleged that Par breached its contract with Pentech relating to the supply and marketing of paroxetine (Paxil®) and that Par breached fiduciary duties allegedly owed to Pentech.  As a result of the court’s decision, Par recorded $45 million in settlements and loss contingencies, net on the consolidated statements of operations for the year ended December 31, 2008.  Par and its counsel are currently considering Par’s options for appeal.

Note 24 - Unaudited Selected Quarterly Financial Data:

Unaudited selected quarterly financial data for 2008 and 2007 are summarized below ($ amounts in thousands):

	Fiscal Quarters Ended
	March 29,	June 28,	September 27,	December 31,
	2008	2008	2008	2008
	(as adjusted)	(as adjusted)	(as adjusted)	(as adjusted)
Total revenues	$154,928	$112,937	$148,967	$161,283
Gross margin	49,521	25,108	51,462	$50,480
Total operating expenses	48,504	52,645	49,040	$112,567
Operating income (loss)	2,642	(27,037)	4,622	($56,787)
Income (loss) from continuing operations	$1,383	($20,959)	$624	($34,364)
Gain (loss) from discontinued operations	60	(268)	(150)	($1,498)
Net income (loss)	$1,443	($21,227)	$474	($35,862)
Net income (loss) per common share
Basic:
Income (loss) for continuing operations	$0.04	($0.63)	$0.02	($1.03)
Loss from discontinued operations	-	(0.01)	-	(0.05)
Net income (loss)	$0.04	($0.64)	$0.02	($1.08)
Diluted:
Income (loss) for continuing operations	$0.04	($0.63)	$0.02	($1.03)
Loss from discontinued operations	-	(0.01)	-	(0.05)
Net income (loss)	$0.04	($0.64)	$0.02	($1.08)

	Fiscal Quarters Ended
	March 31, 2007	June 30, 2007	September 29, 2007	December 31, 2007
	(as adjusted)	(as adjusted)	(as adjusted)	(as adjusted)
Total revenues	$234,210	$167,640	$212,676	$155,140
Gross margin	87,689	56,555	66,428	57,847
Total operating expenses	46,018	48,276	66,358	54,279
Operating income	61,671	8,279	70	3,568
Income from continuing operations	$40,463	$1,725	$178	$4,418
Loss from discontinued operations	-	-	-	(1,212)
Net income	$40,463	$1,725	$178	$3,206
Net income (loss) per common share
Basic:
Income for continuing operations	$1.17	$0.05	$0.00	$0.12
Loss from discontinued operations	-	-	-	(0.04)
Net income	$1.17	$0.05	$0.00	$0.08
Diluted:
Income for continuing operations	$1.16	$0.05	$0.00	$0.12
Loss from discontinued operations	-	-	-	(0.04)
Net income	$1.16	$0.05	$0.00	$0.08